                                                                   EXHIBIT 10.56

THE MEMBER INTERESTS REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS PURSUANT TO APPLICABLE EXEMPTIONS. WITHOUT SUCH REGISTRATION, INTERESTS MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE UNITED STATES AT ANY TIME WHATSOEVER, EXCEPT UPON DELIVERY TO THE LIMITED LIABILITY COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE MANAGER OF THE LIMITED LIABILITY COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE MANAGER OF THE LIMITED LIABILITY COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE MANAGER TO THE EFFECT THAT ANY SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER. ADDITIONALLY, ANY SALE OR OTHER TRANSFER OF THE INTERESTS IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THIS OPERATING AGREEMENT.


                    AMENDED AND RESTATED OPERATING AGREEMENT
                                       OF
                          BRIGHTON AT WELLINGTON, L.C.

         THIS AMENDED AND RESTATED OPERATING AGREEMENT ("Agreement") is made and entered into effective as of the 14th day of September, 2001, by and between OH INVESTMENTS II, INC., a Florida corporation ("Oriole"), and CENTERLINE HOMES AT THE EQUESTRIAN CLUB, INC., a Florida corporation ("Centerline"), (Oriole and Centerline are sometimes hereinafter referred to individually as "Member" and collectively as "Members").

                                   WITNESSETH

         WHEREAS, Articles of Organization ("Articles") legally creating BRIGHTON AT WELLINGTON, L.C., a Florida limited liability company ("Company") have been filed with the Department of State of the State of Florida on January 12, 2001, and the Articles are approved and the filing thereof ratified; and

         WHEREAS, simultaneously with the execution of this Agreement, Louis O. Gonzales, Iris J. Gonzalez, Leslie Gonzalez Smith, Lisa Ramos and Lisette Nunez (collectively, the "Original Members") have transferred all their Membership Interests to Oriole and Centerline.

         WHEREAS, the Members desire to amend and restate in its entirety the Operating Agreement of the Company dated January 18, 2001 executed by and between the Original Members ("Original Operating Agreement"); and


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

         WHEREAS, the Members desire to participate together as a limited liability company formed under Chapter 608 of the Florida Statutes to engage in the business described in Section 2.04 hereof; and

         WHEREAS, the Members desire to express in writing their mutual understandings and agreements with respect to the formation and operation of the Company; and

         WHEREAS, the Members believe that, the best means to accomplish the foregoing is to supersede any prior agreements or understandings among them by setting forth in this Agreement all the terms, provisions, conditions and covenants by which the Company will be governed.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                           INCORPORATION; DEFINITIONS

         1.01 Incorporation. The foregoing recitals are true and correct and, together with any Schedules and Exhibits attached hereto, are hereby incorporated herein and made a part hereof.

         1.02 Definitions. Capitalized terms used, but not otherwise defined, herein shall have the meanings hereafter set forth.

         1.03 Adjusted Capital Account Deficit. With respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

                           (i) Credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                           (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5),
         and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

         1.04 Affiliate. When used with reference to a specified Member, (a) any person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the specified Member, (b) any person who is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified Member or of which the specified Member is an officer, partner or trustee, or with respect to which the specified Member serves in a similar capacity, or (c) any person who, directly or indirectly, is the beneficial owner


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

of more than ten percent (10%) of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Member or of which the specified Member is directly or indirectly the owner of more than ten percent (10%) of any class of equity securities or in which the specified Member has a substantial beneficial interest.

         1.05 Agreement. This Operating Agreement or any restatements hereof, as originally executed or amended from time to time.

         1.06 Available Cash. Cash funds of the Company, excluding cash proceeds from a Capital Transaction, if any, and after provision for (i) payment of all outstanding and unpaid current obligations, expenses and charges of the Company as of such time (including all amounts of any principal or interest payable with respect to any loans from Members and compensation to any Members that have provided services to the Company); and (ii) a reasonable working reserve as determined by the Members for the management and operation of the Company's business, determined from time to time by the Members to be available for distribution to the Members.

         1.07 Capital Account. An account that, throughout the full term of the Company, shall be established, determined and maintained separately for each Member in accordance with the following provisions:

                  (a) To each Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Sections 4.04 or 4.05 hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any Company property distributed to such Member.

                  (b) To each Member's Capital Account there shall be debited the amount of cash and the value of any Company property distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections 4.04 or 4.05 hereof, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

                  (c) In the event all or a portion of an interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

                  (d) In determining the amount of any liability for purposes of
(i) and (ii) of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations
Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations.

         1.08 Capital Contribution. The amount of cash or the agreed fair market value of property contributed by each Member to the capital of the Company, as reflected in the books of the Company. The initial capital contributions are as described in Schedule A hereof.

         1.09 Capital Transaction. An Interim Capital Transaction or a Terminating Capital Transaction.

         1.10 Code. The Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision or provisions of any federal internal revenue law enacted in substitution of the Internal Revenue Code of 1986.

         1.11 Company. BRIGHTON AT WELLINGTON, L.C., a Florida limited liability company.

         1.12 Company Accountants. Such independent accountants as may be selected, from time to time, by the Manager.

         1.13 Distribution. All cash distributed to a Member in respect of the Member Interest owned by that Member.

         1.14 Event of Dissolution. Any of the events that result in a dissolution of the Company as set forth in Section 17.01 hereof.

         1.15     Fiscal Year. The calendar year.

         1.16 Gross Asset Value. With respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                           (i)      The initial Gross Asset Value of any asset
contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Manager.

                           (ii)     The Gross Asset Values of all Company assets
shall be adjusted to equal their respective gross fair market values, as determined by the Manager as of the following times: (1) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (2) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; and (3) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g): provided, however, that adjustments pursuant to clauses (1) and (2) shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

                           (iii)    The Gross Asset Value of any Company asset
distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Manager; and

                           (iv)     The Gross Asset Values of Company assets
shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and
Section 4.06(a) hereof; provided, however, that Gross Asset Values shall not be adjusted to the extent the Manager determines that an adjustment pursuant to subparagraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph.

         If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii) or (iii) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

         For purposes of the foregoing provision, "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the depreciation, amortization or other cost recovery deduction for income tax purposes for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

         1.17 Interim Capital Transaction. A transaction pursuant to which the Company borrows funds or refinances existing debt, a sale, condemnation, exchange, abandonment or other disposition of a portion (which is less than substantially all) of the assets of the Company, an insurance recovery or any other transaction, other than a Terminating Capital Transaction, that, in accordance with generally accepted accounting principles, is considered capital in nature.

         1.18 Internal Rate of Return. The per annum internal rate of return attributable to Oriole's Capital Contribution calculated from the date upon which any portion of the Capital Contribution was made until the date Oriole has received Distributions in accordance with this Agreement in an aggregate amount sufficient to reduce such Oriole's Unreturned Capital to zero and to yield the specified internal rate of return on such Capital Contribution. The Internal Rate of Return shall be calculated by the independent certified public accountants employed, from time to time, by the Company and approved by holders of more than fifty-one percent (51%) of the outstanding Member Interests. An example of the calculation of Internal Rate of Return is attached as Schedule 1 hereto.

         1.19 Law. The Florida Limited Liability Company Act, as amended from time to time.

         1.20 Manager. Centerline, or any person or entity (whether or not a Member) who may be appointed as Manager after the date hereof.

         1.21 Member Interest or Interests. The entire ownership interest of a Member in the Company at any particular time, including such Member's rights to any and all distributions, allocations and other incidents of participation in the Company to which such Member may be entitled as provided in this Agreement and under applicable law, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement and the Law, and further including its Capital Account hereunder.

         1.22 Member Minimum Gain. An amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in the same manner as "partner minimum gain" pursuant to Regulation Section 1.704-2(i).

         1.23 Member Nonrecourse Debt. Any nonrecourse debt (for the purposes of Regulation Section 1.1001-2) of the Company for which no Member bears the "economic risk of loss" within the meaning of Regulation Section 1.752-2.

         1.24 Member Nonrecourse Deductions. These shall have the meaning set forth in Treasury Regulation Section 1.704-2(i) for "partner nonrecourse deductions." The amount of Member Nonrecourse Deductions with respect to Member Nonrecourse Debt for any Fiscal Year equals the excess, if any, of (a) the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during such Fiscal Year, over (b) the aggregate amount of any Distributions during that Fiscal Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation Section 1.704-2(i).

         1.25 Member Percentages. The respective percentage interest of each Member in the Company as set forth on Schedule A hereto.

         1.26     Nonrecourse Deductions. Deductions of the Company described in
Section 1.704-2(b)(1) of the Regulations.

         1.27 Nonrecourse Liability. A liability of the Company described in Sections 1.704-2(b)(3) and 1.752-1(a)(2) of the Regulations.

         1.28 Person. Any individual, partnership, corporation, limited liability company, trust or other entity.

         1.29 Profits and Losses. Profits and Losses means, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, including gain or loss from Capital Transactions, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

                  (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss;

                  (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of "Gross Asset Value," the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                  (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                  (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of "Depreciation";

                  (f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member's Member Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

                  (g) Any items which are specially allocated pursuant to
Section 4.06 shall not be taken into account in computing Profits or Losses.

         The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 4.04 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

         1.30 Project. Development of one hundred thirty-eight (138) single-family homes on the Property.

         1.31 Property. That certain real property consisting of one hundred thirty-eight (138) residential lots and common areas lying and being in the County of Palm Beach, State of Florida, the legal description of which is set forth on Exhibit "A" attached hereto and made a part hereof.

         1.32 Required Vote. The affirmative vote of the Members entitled to vote having, in the aggregate, fifty-two percent (52%) or more of the Member Percentages of all of the Members entitled to vote.

         1.33 Reserves. Reserves shall mean, with respect to any fiscal period, funds set aside during such period which shall be maintained in amounts deemed sufficient by the Manager for working capital, to pay taxes, insurance, debt service, replacements, capital improvements or repairs, contingent liabilities, or other costs and expenses, incident to the business of the Company.

         1.34 Stipulated Rate. The rate of interest, calculated annually, equal to two percent (2%) per annum plus the annual rate of simple interest reported from time to time by the Wall Street Journal as the "Prime Rate," but not higher than the highest nonusurious rate of simple interest for commercial loans under applicable law, nor lower than the lowest interest rate that may be charged without causing the imputation of interest for federal income tax purposes.

         1.35 Terminating Capital Transaction. A sale, condemnation, exchange or other disposition, whether by foreclosure, abandonment or otherwise, of all or substantially all of the then remaining assets of the Company or a transaction that will result in a dissolution of the Company.

         1.36 Transfer. The sale, transfer, assignment, syndication, pledge, hypothecation, encumbrance or other disposition, either voluntarily, involuntarily, by operation of law or otherwise.

         1.37 Treasury Regulations or Regulations. The Regulations interpreting the Code promulgated by the United States Treasury Department.

         1.38 Unreturned Capital. With respect to each Member, at any given time, the excess of its Capital Contributions theretofore made to the Company over all Distributions made to such Member.

                                   ARTICLE II
                        FORMATION, NAME, BUSINESS, TERM

         2.01 Formation. The Members hereby continue the Company for the purposes set forth herein. The Members shall execute any and all certificates or other documents, and take whatever action is required, in order to authorize the Company to conduct business as a limited liability company under the Law. The rights and liabilities of the Members shall be as provided in the Articles and the Law, except as otherwise provided herein. From and after the date hereof, this Agreement shall govern and be controlling with respect to the matters set forth herein and the Original Operating Agreement shall no longer be applicable or of any effect.

         2.02 Name. The business of the Company shall be conducted under the name of the Company or such other name agreed to by the Members.

         2.03 Principal Place of Business; Recordkeeping Office. The principal place of business for the transaction of the business of the Company shall be at such location as hereinafter may be determined by the Manager.

         2.04 Purposes of the Company. The purpose for which the Company is organized is to acquire the Property, together with related assets; develop the Property; construct single-family homes on the Property and sell such homes; and do all things incidental thereto ("Company's Business"). Without in any way limiting the generality of the foregoing, the Company may: (i) enter into, perform and carry out contracts and agreements, or as may be necessary, appropriate or incidental to the accomplishment of the purposes of the Company;
(ii) sell, exchange, lease, mortgage or otherwise dispose of all or any part of the properties and assets of the Company for cash, stock, other securities or other property or any combination thereof; (iii) borrow money and evidence the same by notes or other evidences of indebtedness and secure the same with liens on all or any portion of the assets of the Company in furtherance of any of or all of the purposes of the Company; and (iv) do all other acts and things which may be necessary, appropriate or incidental to the carrying out of the business and purposes of the Company.

         2.05 Scope and Jurisdiction. The Company is authorized to engage in all business permitted by the Law. If the Company qualifies to do business in a foreign jurisdiction, then it may transact all business permitted in that jurisdiction. There is no jurisdictional restriction upon the property or activity of the Company.

         2.06 Term. The term of the Company as a limited liability company shall commence with the filing of the Articles, and shall continue in full force and effect until terminated in accordance with Article XVII of this Agreement or as otherwise provided by the Law.

         2.07 Title. Legal title to Company property, whether real, personal or mixed, shall be held in the name of the Company.

                                  ARTICLE III
                          CAPITAL CONTRIBUTIONS; LOANS

         3.01 Initial Capital Contributions. The Members shall make initial Capital Contributions in the amounts set forth on Schedule A attached hereto. The initial Capital Account balances of the Members shall be as set forth on Schedule A attached hereto. Notwithstanding the foregoing, Oriole's initial contribution of One Million ($1,000,000) Dollars shall be entitled to be treated as being made on August 15, 2001 for the purposes of calculating Internal Rate of Return. Oriole's remaining Four Million ($4,000,000) Dollar initial Capital Contribution shall be made concurrently with the execution of this Agreement and shall be used to satisfy the equity requirement contained within the City National Bank loan commitment letter dated July 24, 2001.

         3.02     Additional Capital Contributions.

                  (a) Additional Capital Contributions shall be made in such manner and in such amounts as shall be required to fund both (i) the completion of the Project in accordance with the Plans and Specifications and the Development Plan, and (ii) any expenses incurred without Oriole's approval in excess of the Full Cost Development Budget, which Additional Contributions shall be made by Centerline unless Oriole elects, in Oriole's sole and absolute discretion, to fund the Additional Capital Contributions. In addition to the foregoing, Oriole may require that Additional Contributions be made by Centerline if required for the purpose of paying (i) any amounts then due and owing under any indebtedness of the Company, (ii) any amounts required to be incurred so that the Company is not in default under any indebtedness of the Company, (iii) any duly authorized expenditures that are ninety (90) or more days past due, or (iv) any amounts required to be incurred so that the Company is in compliance with all applicable governmental requirements or as may be necessary or appropriate for public safety at the Property. The Additional Contributions shall be made by Centerline within ten (10) days following the date of determination that such Additional Contributions are to be made.

                  (b) In the event that a Member fails to make all or any portion of the Additional Contributions within ten (10) days after such determination that such Additional Contributions are due, then such Member shall be in "Default" of these Regulations ("Defaulting Member"). In the event of such Default, the other Member(s) may elect to advance as a loan to the Defaulting Member an amount equal to the Additional Contributions that the Defaulting Member failed to make ("Default Loan"). The Member(s) electing to make a Default Loan is sometimes hereinafter referred to as the "Lending Member." In the event the Lending Member has advanced such monies to the Company as a Default Loan to the Defaulting Member, then and in such event the following shall be applicable:
(i) such Default Loan shall be a demand loan which shall bear interest at eighteen percent (18%) per annum on amounts up to Five Hundred Thousand ($500,000) Dollars and at twenty-five percent (25%) per annum on amounts over Five Hundred Thousand ($500,000) Dollars, but in no event in excess of the maximum nonusurious rate ("Default Rate"); (ii) all monies to which the Defaulting Member is otherwise entitled from the Company, whether in its capacity as member or lender, shall be paid by the Company to the Lending Member as repayment of such Default Loan, and applied to the costs and expenses of the Lending Member, including attorneys' fees and costs with respect to such Default Loan, secondly towards accrued and unpaid interest, and finally towards the outstanding principal balance; (iii) the Default Loan shall be secured by the Member Interest owned by the Defaulting Member, and (iv) the Default Loan may be called in whole or in part anytime.

                  (c) In the event the Lending Member shall make the Default Loan and in the further event that the Defaulting Member shall have failed to fully cure the Default hereunder by paying the Default Loan, together with interest thereon at the Default Rate from the date such Default Loan was due until the date of the election by the Lending Member to take advantage of the provisions of this Section 3.02, the Lending Member shall have the right (which shall only be elected in writing) to convert all or any portion of the Default Loan (including interest which has accrued thereon) to the capital of the Company, whereupon the Member Interest of the Lending Member shall be proportionately and permanently increased and the Member Interest of the Defaulting Member shall be proportionately and permanently reduced in the manner set forth in Section 3.02(d) below. Notwithstanding anything contained herein to the contrary, the Lending Member shall give the Defaulting Member three (3) days' written notice of its intention to invoke the provisions of Section 3.02(d) below, during which time the Defaulting Member shall have the right to satisfy in full the then outstanding principal balance, together with any accrued but unpaid interest, of the Default Loan owing to the Lending Member.

                  (d) In the event that the Lending Member shall determine to convert all or any portion of the Default Loan to the capital of the Company pursuant to Section 3.02(c) above, the Member Interests of the Lending Member and the Defaulting Member shall be redetermined pursuant hereto so that each Member's redetermined Member Percentage shall be equal to the product of the total Member Percentages of the Lending Member and the Defaulting Member, and a fraction, the numerator of which shall be equal to any Capital Contributions of such Member, plus two hundred percent (200%) of any Default Loans theretofore made by such Member, and the denominator of which is equal to the Capital Contributions of the Lending Member and the Defaulting Member, and two hundred percent (200%) of any Default Loans theretofore made by the Lending Member. For example, if each Member had capital contributions of One Hundred ($100) Dollars and had fifty percent (50%) Member Percentages and the total amount of the Default Loans was One Hundred ($100) Dollars, the calculation of the Defaulting Member's Member Percentage would be the product of fifty percent (50%) and 300/400 which equals thirty-seven and one-half percent (37.5%).

         3.03     Loans.

                  (a) Unless otherwise provided in this Agreement, in the event that at any time or from time to time the Required Vote of the Members shall determine that additional funds in excess of the Capital Contributions of the Members are required by the Company for or in respect of its business or any of its obligations, expenses, costs, liabilities or expenditures, then the Manager, acting for and on behalf of and in the name of the Company, shall use its reasonable efforts to cause the Company to borrow such required additional funds, with interest payable at the then prevailing rates, from commercial banks, savings and loan associations or other lending institutions or persons.

                  (b) In the event that the Manager is unable or chooses not to cause the Company to borrow said required additional funds from a commercial bank, savings and loan association or other lending institution, any Member (or an Affiliate of any Member) may, but is not required to, lend such funds to the Company. In no event shall any such loan bear interest at a rate in excess of the highest lawful nonusurious rate permitted by the law applicable to the loan. Any interest paid pursuant to this Paragraph shall be deemed an expense of the Company and repayment of such loan(s) shall not affect the Capital Account of the Member. All loans made by a Member shall be and are hereby declared to be secured by a lien upon the assets of the Company, subject only to any prior liens granted to third party lenders. This provision is not intended to be for the benefit of any creditor or other Member (other than a Member in its capacity as a Member) to whom any debts, liabilities or obligations are owed by the Company or any of the Members. Except with the prior written consent of Oriole, in no event shall the payment of interest or principal on any loans made by the Members be made prior to Distributions to Oriole pursuant to Section 4.01(a)

         3.04     Other Matters Relating to Capital and Loans.

                  (a) Interest earned on Company funds shall inure solely to the benefit of the Company, and, except as specifically provided herein, no interest shall be paid upon any contributions or advances to the capital of the Company or upon any undistributed or reinvested income or profits of the Company.

                  (b) The Capital Contributions of the Members shall be utilized for carrying out the purposes of the Company as set forth in this Agreement and for payment of any expenses incurred in connection therewith, including payment or reimbursement of expenses paid or incurred on behalf of the Company whether prior or subsequent to the execution of this Agreement.

                  (c) Loans by a Member to the Company (including those arising by virtue of payment under a guaranty or indemnity of the Company obligations) shall not be considered contributions to the capital of the Company and shall not increase the Capital Account of the lending Member.

                  (d) Except as specifically provided herein, no Member shall be entitled to withdraw its Capital Contribution, or to a return of any part of his Capital Contribution or to receive property or assets other than cash in return thereof without the consent of the Manager, and the Manager shall not be liable for the return of all or any portion of the Members' Capital Contributions.

                  (e) No Member shall be entitled to priority over any other Member, either with respect to a return of its Capital Contribution or to allocations of taxable income, gains, losses or credits, or to distributions, except as provided in this Agreement.

                                   ARTICLE IV
                          ALLOCATIONS AND DISTRIBUTIONS

         4.01 Distribution of Available Cash and Net Proceeds from Interim Capital Transactions. Available Cash and Net Proceeds from Interim Capital Transactions shall be distributed to the Members as frequently as determined by the Members as follows:

                  (a) first, one hundred percent (100%) to Oriole, until Oriole has received the greater of (i) a return of all of its Capital Contributions in the Company plus an Internal Rate of Return equal to twenty-five percent (25%) on its investment in the Company, or (ii) Seven Million Eight Hundred Forty-One Thousand ($7,841,000) Dollars;

                  (b) second, one hundred percent (100%) to Centerline;

                  (c) Notwithstanding the foregoing, if at any time Centerline ceases to be the Manager of the Company, Centerline shall immediately forfeit any rights to any Distributions and Oriole shall be entitled to one hundred percent (100%) of the Distributions.

         4.02 Distribution in Cash Only. No Member shall have the right to demand or receive property from the Company for any reason whatsoever and no Member shall have the right to sue for partition of the Company or of the Company's assets.

         4.03 Allocations of Profits and Losses. Profits and Losses shall be allocated to the Members as follows:

                  (a) Any Profits shall be allocated as follows:

                           (i)      first, to the Members in an amount equal to
and in proportion to the net cumulative Losses (aggregate Losses in excess of aggregate Profits) allocated to the Members since the inception of the Company;

                           (ii)     next, to Oriole, in an amount equal to the
excess of (A) the aggregate Distributions made to Oriole pursuant to Subsection 4.01(a) and 17.02(a)(iv), over (B) Oriole's Initial and any Additional Capital Contributions, less any amounts allocated to them pursuant to this Subsection in prior fiscal years;

                           (iii)    next, to Centerline.

                  (b) Any Losses shall be allocated:

                           (i)      first, to the Members in an amount equal to
and in proportion to the net cumulative Profits (aggregate Profits in excess of aggregate Losses) allocated to the Members subsequent to the date of this Agreement;

                           (ii)     next, to the Members, in proportion to their
positive Unreturned Capital balances until such balances shall be reduced to zero; and

                           (iii)    thereafter, to the Members, pro rata in
accordance with their respective Member Percentages.

         4.04 Special Allocations. The following special allocations shall be made in the following order:

                  (a) Minimum Gain Chargeback. Except as otherwise provided in
Section 1.704-2(f) of the Regulations, and notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

                  (b) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations and notwithstanding any other provision of this

Article IV, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

                  (c) Qualified Income Offset; Loss Limitation.

                           (i)      If any Member unexpectedly receives any
adjustment, allocation, or distribution described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases a deficit capital account balance in such Member's Capital Account (as determined in accordance with such Regulations), items of Company income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that such allocations shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section were not in the Agreement. This provision is intended to be a "qualified income offset," as defined in Regulation Section 1.704-1(b)(2)(ii)(d), such Regulations being specifically incorporated herein by reference.

                           (ii)     The Losses allocated pursuant to Section
4.03 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 4.03, the limitation set forth in this Subsection shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

                  (d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been made as if Section 4.05(c) hereof and this Section were not in this Agreement.

                  (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated based upon their respective Member Percentages.

                  (f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

                  (g) Excess Nonrecourse Liabilities. Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members' interests in Company profits are based upon their respective Member Percentages.

                  (h) Distributions with Respect to Nonrecourse Liabilities. To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Manager shall endeavor to treat distributions of Available Cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would not cause or increase an Adjusted Capital Account Deficit for any Member.

                  (i) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be
taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

         4.05     Curative Allocations. The allocations set forth in Section
4.04 (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section. Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to
Section 4.03.

         4.06     Tax Allocations: Code Section 704(c).

                  (a) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with subparagraph (i) of the definition of "Gross Asset Value"). (b) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of "Gross Asset Value," subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

                  (c) Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

                  (d) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the Fiscal Year.

         4.07     Other Allocation Rules.

                  (a) Profits, Losses and any other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Article IV as of the last day of each Fiscal Year; provided that Profits, Losses and such other items shall also be allocated at such times as the Gross Asset Values of Company property are adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value.

                  (b) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Regulations thereunder.

                  (c) All allocations to the Members pursuant to this Article IV shall, except as otherwise provided, be divided among them in proportion to the Member Percentages held by each.

                  (d) The Members are aware of the income tax consequences of the allocations made by this Article IV and hereby agree to be bound by the provisions of this Article IV in reporting their shares of Company income and loss for income tax purposes, except to the extent otherwise required by law.

         4.08 Allocations to Transferred Interests. Profits and Losses which are allocable to a Member Interest that was transferred or assigned during a Fiscal Year shall be further allocated between or among the transferor and transferee Members in proportion to the number of days during the Fiscal Year that each such Member owned said Member Interest or in any other proportion authorized by the Code and selected by the Manager, without regard to the actual Company income or loss as of the date of such transfer or assignment and without regard to any distributions made with respect to such Member Interest.

                                   ARTICLE V
                            MANAGEMENT OF THE COMPANY

         5.01     Major Decisions.

                  (a) No decision shall be made with respect to any of the major decisions enumerated below ("Major Decisions"), unless and until same has been approved in writing by the Required Vote of the Members, except as otherwise provided in this Agreement:

                  (b) The sale, exchange or other disposition of all or any substantial portion of the assets of the Company;

                  (c) The purchase or sale of any asset with a fair market value in excess of One Hundred Thousand ($100,000) Dollars;

                  (d) The merger or consolidation of the Company with or into a corporation or other entity, or cause the Company to be acquired by one or more corporations or other entities or take such other action as may be required to convert the Company to a corporation or other entity; (e) The decision to borrow money and issue evidences of indebtedness and security therefore, mortgage, pledge or otherwise encumber assets of the Company, and, from time to time, refinance any such borrowings; (f) The approval or amendment of agreements between the Company and any Member or the Member's Affiliate, or the waiver by the Company of any provision of any such agreements;

                  (g) The approval of agreements entered into outside the ordinary course of business;

                  (h) The decision by the Company to make a loan (other than advances and for ordinary business expenses);

                  (i) The decision to dissolve the Company;

                  (j) The removal or appointment of a Manager or transfer of more than a forty-nine percent (49%) interest in the Manager;

                  (k) The addition of a new Member;

                  (l) The confession of a judgement against the assets of the Company;

                  (m) The amendment of this Agreement;

                  (n) The expenditure of funds otherwise then in accordance with the Full Cost Development Budget;

                  (o) The amendment of the Full Cost Development Budget;

                  (p) The amendment of the Site Plan for the Project;

                  (q) The approval of the Land Development Contract between the Company and American Engineering and Development Corporation in the amount of Two Million Eight Hundred Sixty-Nine Thousand Three Hundred Seventy-Seven ($2,869,377) Dollars; and

                  (r) Such other decisions as, pursuant to the terms hereof, are vested in the Members.

         5.02     Rights, Powers and Duties of the Manager.

                  (a) Subject to Section 5.01 hereof, the overall management and control of all aspects of the business and operations of the Company shall be vested in the Manager. The Manager shall have all the rights and powers provided in this Agreement, the Law and the Articles and any action taken by the Manager shall constitute the act of and serve to bind the Company. The Manager shall conduct the day-to-day operations of the Company and shall use good faith efforts to carry out the business of the Company as set forth herein. With respect to all of its obligations, powers and responsibilities and the limitations thereon as provided in this Agreement, the Manager is authorized to execute and deliver, for and on behalf of the Company, such agreements or instruments as the Manager may deem necessary or desirable, all on such terms and conditions as it may deem necessary or desirable, and the execution of such agreements, instruments or other documents by the Manager shall be sufficient to bind the Company. Without limiting the generality of the foregoing, the Manager has the right, power and authority, on behalf of the Company, to:

                           (i)      Employ such agents, employees, managers,
accountants, attorneys, consultants and other professionals as it may deem necessary or desirable for the conduct of the Company's Business and pay from Company assets such fees, expenses, salaries, wages and other compensation to such parties as it may determine;

                           (ii)     Pay from Company assets, extend, renew,
modify, adjust, submit to arbitration, prosecute, defend or compromise upon such terms as it may determine, and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the Company;

                           (iii)    Borrow money and issue evidences of
indebtedness and security therefor, mortgage, pledge or otherwise encumber Company assets, refinance any borrowing, and name the Company as guarantor or indemnitor for any loan or borrowing to the extent permissible under any other agreements (including mortgages) to which the Company is a party;

                           (iv)     Make from Company assets any and all
expenditures that it may deem necessary or desirable for the conduct of the Company's business and the carrying out of its obligations and responsibilities under this Agreement to the extent permissible under any other agreements (including mortgages) to which the Company is a party;

                           (v)      Make distributions of Available Cash and Net
Proceeds of Capital Transactions;

                           (vi)     Purchase, at the expense of the Company,
liability and other insurance to protect the Company, the Members and the Company's assets and business;

                           (vii)    Maintain, at the expense of the Company,
adequate records and accounts of all operations and expenditures and furnish the Members with annual statements of accounts as of the end of each fiscal year of the Company, together with tax reporting information;

                           (viii)   Invest the Company's assets in bank and
savings and loan association savings accounts, commercial paper, government securities, certificates of deposit, bankers' acceptances, other short term interest bearing obligations and any other investments in the sole and absolute discretion of the Manager;

                           (ix)     Pay, collect, compromise, arbitrate or
resort to legal action or otherwise adjust, litigate or settle claims and demands of or against the Company; and

                           (x)      To do any and all other things which are
necessary, incidental or required in giving effect to all of the foregoing duties and responsibilities.

                  (b) The Manager shall be entitled to be reimbursed out of Company funds for all reasonable costs and expenses incurred by him in acting on behalf of the Company, including those relating to the formation of the Company.

                  (c) With respect to all of its obligations, powers and responsibilities under this Agreement, the Manager is authorized to execute and deliver, for and on behalf of the Company, such agreements or instruments as the Manager may deem necessary or desirable, all on such terms and conditions as it may deem necessary or desirable, and the execution of such agreements, instruments or other documents by the Manager shall be sufficient to bind the Company, and a third person shall not be required to look to the application of funds or authority to act or to require joinder of any other party.

         5.03     Liability and Indemnification of Manager.

                  (a) Except as otherwise provided in this Agreement, neither the Manager nor its officers, directors, partners, employees, agents, affiliates, successors or assigns shall be liable to the Company or the Members for any loss or damage incurred by reason of any act performed or omitted in connection with the activities of the Company or in dealing with third parties on behalf of the Company, unless such act or omission was taken or omitted by the Manager, in bad faith, and such act or omission constitutes fraud, gross negligence or willful breach of fiduciary duty.

                  (b) The Company, its receiver or its trustee, shall indemnify and save harmless the Manager and its officers, directors, partners, employees, agents, Affiliates, successors and assigns, from any claim, liability, loss, judgment or damage incurred by them by reason of any act performed or omitted to be performed in connection with the activities of the Company or in dealing with third parties on behalf of the Company, including costs and attorneys' fees (which attorneys' fees may be paid as incurred) and any amounts expended in the settlement of any claims of liability, loss or damage provided that the act or omission of the Manager is not found, by a final, non-appealable ruling of a court of competent jurisdiction to have resulted from an act or omission of the Manager taken in bad faith and that constitutes fraud, gross negligence or willful breach of fiduciary duty by the Manager. The Company shall advance all sums required to indemnify and hold the Manager and its Affiliates harmless as provided herein from the initiation of any claim against such indemnified Persons, subject to acknowledgment in writing by such indemnified Person of the obligation to reimburse the Company in the event that, following the entry of a final, non-appealable judgment, it is determined that the Company was not obligated to indemnify such Person pursuant to this Agreement. All judgments against the Company and the Manager, wherein the Manager is entitled to indemnification, must first be satisfied from Company assets before the Manager shall be responsible for such obligations. The Company shall not pay for any insurance covering liability of the Manager or of its officers, directors, partners, employees, agents, Affiliates, successors and assigns for actions or omissions for which indemnification is not permitted hereunder; provided, that nothing contained herein shall preclude the Company from purchasing and paying for such types of insurance, including extended coverage liability and casualty and worker's compensation, as would be customary for any person owning comparable property and engaged in a similar business or from naming the Manager and any of its Affiliates as additional insured parties thereunder. Nothing contained herein shall constitute a waiver by any Member of any right which he may have against any party under Federal or state securities laws. The provisions of this Section shall survive the termination of the Company.

         5.04 Contractual Provisions. Except as otherwise provided in this Agreement, the Manager shall have the right and authority to require a provision in all Company contracts that it not be personally liable thereon and that the person or entity contracting with the Company is to look solely to the Company and its assets for satisfaction.

         5.05 Delegation of Duties. The Manager shall have the right and authority to delegate to one or more persons (including, but not limited to, delegation among the Members) the

Manager's right and powers to manage and control the businesses, investments and affairs of the Company, including to delegate to agents and employees of the Manager or Company.

         5.06 Limitations on Compensation. Except as may be approved by Required Vote of the Members, the only compensation paid to the Manager or its Affiliates shall be in accordance with Section 14.02 hereof. If at any time Centerline ceases to be the Manager of the Company, Centerline and its affiliates shall no longer be entitled to any fees or payment whatsoever from the Company, including, but not limited to, management, construction and development fees.

         5.07     Removal of the Manager.

                  (a) Oriole may remove the Manager as Manager of the Company upon the occurrence of any one or more of the following acts or events which are not cured by Centerline within the time periods set forth in Section 5.07(b) hereof after written notice thereof:

                           (i)      Centerline's refusal or failure to supply
the Project with sufficient properly skilled workmen or to provide suitable and adequate materials, supplies, tools, machinery and equipment, or to proceed with the work with such promptness and diligence as will assure the proper and satisfactory completion thereof in accordance with the Project Schedule and Full Cost Development Budget.

                           (ii)     Centerline's refusal or failure to staff and
keep open the sales office for two (2) consecutive days, or Centerline's refusal or failure to provide the requisite number of construction workers working on the Project site for five (5) consecutive days, both subject to force majeure.

                           (iii)    The refusal of Centerline to repay Oriole
within five (5) days from Oriole's request any expenses incurred without Oriole's approval in excess of the Full Cost Development Budget.

                           (iv)     Centerline's inability, refusal or other
failure to keep the Property free of all mechanics', materialmen's and other liens.

                           (v)      Centerline's failure to comply with any
federal, state or local statute, rule, regulation or ordinance.

                           (vi)     Any attempt to make or suffer to be made any
encumbrance, assignment or other transfer of this Agreement, or any right or interest hereunder, without Oriole's written consent, whether voluntary or involuntary, or by, or pursuant to, court order or legal process or otherwise.

                           (vii)    Whether voluntarily or involuntarily: (a)
the placing of all or substantially all of any of Centerline's, or any affiliate of Centerline's, assets in the control of a receiver or trustee, and such receivership or trusteeship continues for a period of thirty (30) days; (b) Centerline, or any affiliate of Centerline, makes an assignment for the benefit of creditors or being adjudicated bankrupt; (c) Centerline, or any affiliate of Centerline institutes any proceedings under the federal bankruptcy laws or other laws relating to insolvency of debtors, whether existing as of the date of this Agreement or hereafter enacted, wherein such entity seeks to be adjudicated bankrupt or to be discharged of its debts, or to effect a plan of liquidation, composition or reorganization; or (d) the instituting by others of such proceedings against Centerline, or any affiliate of Centerline, and Centerline, or any such affiliate of Centerline consents thereto or acquiesces therein by pleading or default, or such proceedings are not contested and discharged within thirty (30) days.

                           (viii)   The listing by an administrative officer of
a union fringe benefit fund of Centerline or one of Centerline's subcontractors on the Project as being delinquent in payment of fringe benefit obligations to such fund.

                           (ix)     Centerline's inability, refusal or other
failure to perform any other of its obligations or the falsity of any representations or warranty given by the Centerline under this Agreement or the Agreement to Execute the Operating Agreement dated as of August 15, 2001, and executed by and between Oriole and Centerline.

                           (x)      Craig Perry leaves the full time employment
of Centerline for any reason whatsoever, or is unable to devote the requisite time to Centerline necessary for Centerline to complete the Project in accordance with the terms and conditions of this Agreement.

                           (xi)     Failure of Centerline to report any Full
Cost Development Budget variances in excess of the Permitted Variance.

                           (xii)    The expenditure of funds by Centerline other
than in accordance with the Full Cost Development Budget, subject to the Permitted Variance.

                           (xiii)   Failure of Centerline to submit any of the
reports as required by this Agreement.

                           (xiv)    Failure of Centerline to obtain (and renew
at least forty five (45) days prior to the date renewal is due) and maintain insurance in the amounts and for the coverage required by this Agreement or to provide Oriole with copies of all policies of insurance.

                           (xv)     Failure by Centerline to send Oriole
promptly any notice alleging a default or to notify Oriole timely of an event of default under any agreement affecting the Project, including financing for the Project.

                           (xvi)    The default by Centerline, in any material
respect, of the performance of any of its obligations under this Agreement.

                           (xvii)   A default under the loan documents caused by
Centerline with the intention, understanding and acknowledgment by and between the parties hereto that Centerline shall not benefit from nor be the beneficiary of Oriole's curing of any default under the loan documents caused by Centerline.

                           (xviii)  A violation of the Non-Compete Agreement
(hereinafter defined).

                  (b) Upon the occurrence of a Centerline Event of Default as specified in Section 5.07 above, Centerline shall be in default under this Agreement ("Default"). Centerline shall have the right to cure an Event of Default, other than those described in Subsections 5.07(a)(ii), (iii), (iv) and
(viii), at any time on or before thirty (30) days following receipt of a notice of the Event of Default from Oriole to Centerline. Centerline shall have the right to cure those Centerline Events of Default described in Subsections 5.07(a)(ii), (iii), (iv) and (viii) at any time on or before three (3) days following receipt of a notice of the same from Oriole to Centerline.

                  (c) Upon removal, the removed Manager shall immediately cease to have any authority to act as a Manager for the Company. Any of the Company funds or other property in the possession or under the control of such removed Manager shall immediately be released and transferred to its successor. The removed Manager shall cooperate in the orderly transition of affairs to its successor.

                  (d) Upon Centerline's removal as Manager, Oriole shall also have the right to buy all of Centerline's Member Interests for One Hundred ($100) Dollars.

         5.08 Selection of Successor Manager. Within ninety (90) days after the removal, adjudication of bankruptcy or insolvency of the Manager, Oriole shall select a successor Manager.

                                   ARTICLE VI
                            MATTERS REGARDING MEMBERS

         6.01 Centerline's Liability; Indemnity. Centerline hereby indemnifies and shall defend and hold Oriole harmless, its shareholders, its lenders, and each of their respective officers, directors, affiliates, partners, members, managers, agents, employees and attorneys against all loss, expense (including, but not limited to, attorneys' fees and court costs), damage, injury, liability, cause of action or claim of any kind or character (individually a "claim" and collectively "claims") in any way arising from or caused by (a) Centerline's breach of this Agreement; (b) the gross negligence or willful misconduct of Centerline, its officers, directors, employees, agents, or any affiliate of Centerline (collectively, the "Centerline Parties"); (c) any defect in the Plans and Specifications, or the design or construction of, or materials used in any of the Improvements or in any machine, equipment, appliance or other item of personal property installed or located therein; (d) any defect in soils or in the preparation of soils or in the design and accomplishment of grading; (e) any violation or alleged violation by any of the Centerline Parties of any law existing as of the date of this Agreement or hereafter enacted; (f) any gross negligent acts or omissions or other tortious conduct of Centerline or any of the Centerline Parties; (g) any accident on the Property or other casualty thereon; (h) any representations by Centerline or any of the Centerline Parties not specifically approved by Oriole; (i) any other cause whatsoever in connection with Centerline's use of, or activities on, the Property or Centerline's performance under this Agreement; and (j) the inaccuracy or incorrectness of any representation or warranty of Centerline to Oriole under this Agreement. The indemnity and agreement to defend and hold harmless by Centerline shall apply to any claim or action asserted by a private party or by a governmental agency or entity under any statute or case law in effect as of the date of this Agreement or hereafter including, but not limited to, any claim or action for treble or punitive damages or assessment of fine or penalty; and the indemnity and agreement to defend and hold harmless by Centerline are intended to apply with respect to loss, expense, damage, injury or claim arising during the term of this Agreement or following any expiration or other termination of this Agreement, and shall survive the expiration or other termination of this Agreement. Centerline hereby grants Oriole a security interest in Centerline's compensation in connection with the Project to secure all of Centerline's obligations under this Agreement, including, but not limited to, the foregoing indemnity, and Oriole shall have the right of setoff against any and all compensation payable to Centerline under this Agreement with respect to Centerline's indemnity obligations. Centerline's obligations to defend, indemnify and hold Oriole harmless as described above shall be interpreted in the broadest possible manner, provided that, as to any indemnified party, said obligations shall not apply to injury, death or damage to property arising from the sole negligence or the sole willful misconduct of said indemnified party or its officers, agents, servants, or independent contractors who are directly responsible to the indemnified party, or for defects of designs furnished by such persons; but provided further that the foregoing limitations shall not apply as to any insurance required by this Agreement. If any claim is made against Oriole for damages on account of injury or damage of any sort in connection with Centerline's work under this Agreement, Oriole shall have the right, at its option, to withhold from Centerline any payments due Centerline hereunder until such claim is finally settled to the satisfaction of the Oriole. These obligations of Centerline shall not be construed to negate, abridge, or otherwise reduce any right of indemnity or any other rights to which Oriole would otherwise be entitled. The parties agree that to the extent any insurance is available to satisfy any losses which may arise and which are indemnified under this Section, such insurance shall first be utilized to satisfy any such loss.

         6.02     Liability and Indemnification of Members.

                  (a) Except as provided above and in Article III hereof, the Members shall not be bound by, or personally liable for, obligations or liabilities of the Company beyond the amount of their initial Capital Contributions and any additional Capital Contributions to the Company; provided, however, the Members are obligated to return a distribution from the Company to the extent that, immediately after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members on account of their interest in the Company and liabilities as to which recourse of creditors is limited to specified property of the Company, exceed the fair value of the Company assets, provided that the fair value of any property that is subject to a liability as to which recourse of creditors is so limited shall be included in the Company assets only to the extent that the fair value of the property exceeds this liability.

                  (b) Neither the Members nor their officers, directors, partners, employees, agents, affiliates, successors or assigns shall be liable to the Company or the other Members for any loss or damage incurred by reason of any act performed or omitted in connection with the activities of the Company or in dealing with third parties on behalf of the Company, unless such act or omission was taken or omitted by the Member, in bad faith, and such act or omission constitutes fraud, gross negligence or willful breach of fiduciary duty.

                  (c) The Company, its receiver or its trustee, shall indemnify and save harmless each Member and their respective officers, directors, partners, employees, agents, Affiliates, successors and assigns, from any claim, liability, loss, judgment or damage incurred by them by reason of any act performed or omitted to be performed in connection with the activities of the Company or in dealing with third parties on behalf of the Company, including costs and attorneys' fees (which attorneys' fees may be paid as incurred) and any amounts expended in the settlement of any claims of liability, loss or damage provided that the act or omission of the Member is not found, to have resulted from an act or omission of the Member taken in bad faith and that constitutes fraud, gross negligence or willful breach of fiduciary duty by the Member. The Company shall advance all sums required to indemnify and hold the Member and its Affiliates harmless as provided herein from the initiation of any claim against such indemnified Persons, subject to acknowledgment in writing by such indemnified Person of the obligation to reimburse the Company in the event that it is determined that the Company was not obligated to indemnify such Person pursuant to this Agreement. All judgments against the Company and a Member, wherein the Member is entitled to indemnification, must first be satisfied from Company assets before the Member shall be responsible for such obligations. The Company shall not pay for any insurance covering liability of the Member or of its officers, directors, partners, employees, agents, Affiliates, successors and assigns for actions or omissions for which indemnification is not permitted hereunder; provided, that nothing contained herein shall preclude the Company from purchasing and paying for such types of insurance, including extended coverage liability and casualty and worker's compensation, as would be customary for any person owning comparable property and engaged in a similar business or from naming the Member and any of its Affiliates as additional insured parties thereunder. Nothing contained herein shall constitute a waiver by any Member of any right which he may have against any party under Federal or state securities laws. The provisions of this Section shall survive the termination of the Company.

         6.03 Management. Except as otherwise provided herein, and in particular Section 5.01 hereof, the Members shall not participate in the operation or management of the business of the Company, or transact any business for or in the name of the Company.

         6.04 Limitation of Certain Rights. The Members shall not have the right or power to: (a) withdraw or reduce their Capital Contributions to the Company except as a result of the dissolution of the Company or as otherwise provided in this Agreement or by the Law; (b) bring an action for partition against the Company or with respect to any of its property; or (c) cause the termination or dissolution of the Company by court decree or as may be permitted by the Law, such rights being specifically waived by the Members.

         6.05 Voting. Whenever the Members are entitled by this Agreement to vote on any particular matter, each Member shall be entitled to vote in proportion to the Member Percentage of such Member as set forth on Schedule A. Except as specifically provided to the contrary herein, all actions of the Members shall be authorized by Required Vote of the Members.

                                  ARTICLE VII
                   ISSUANCE AND TRANSFERS OF MEMBER INTERESTS

         7.01 Prohibition. Except as provided in this Article VII, absent the written consent of the Company authorized by Required Vote of the Members, no Member shall Transfer all or any portion of its Member Interest or any interest or right therein. Any purported Transfer of a Member Interest in violation of the provisions of this Agreement shall be void ab initio. A Member may Transfer all or a portion of its Member Interest to a "Permitted Transferee". A "Permitted Transferee" shall mean any (a) equity owner of an entity that is a Member, (b) the spouse or descendants of an individual Member, a trust for the benefit of the spouse or descendants of an individual Member,
(c) the beneficiaries of a trust that is a Member, or (d) to an entity in which all of the equity owners consist of the Member and/or any of the Persons described in clauses (a), (b) and (c).

         7.02 Rights of Assignee. For purposes of this Agreement, an "Assignee" is any person (including by way of illustration and not limitation a corporation, trust, partnership, association, or other entity) who acquires (by purchase, gift, inheritance, judgement or otherwise), or claims to have an ownership or security interest (including any charging lien) in or against the Company or any Member Interest, but who has not been admitted as a Member of the Company in accordance with Section 7.01. Any interest in the Company or any Member Interest acquired by an Assignee is subject to the terms and conditions of this Agreement and the Articles. An Assignee has no rights or entitlements in respect to the Company or any Member Interest except as specifically granted to the Assignee in this Agreement or the Articles. By way of illustration and not limitation, an Assignee shall have no (a) voting rights of any nature or kind, or (b) rights to require any information or accounting of the Company's transactions or finances or to inspect Company books. If, however, an Assignee is admitted to the Company as a Member, such admission shall vest in such Assignee all rights, powers, authorities and responsibilities inuring to and imposed upon Members hereunder.

         7.03 Additional Member Interests; Admission of Members. No additional Members shall be admitted into the Company without the prior written consent of Oriole, which consent may be unreasonably withheld. Any additional Member admitted into the Company shall be admitted upon such terms and conditions as determined by Oriole and in compliance with the provisions of this Agreement. Additional Members shall agree in writing to be bound by this Agreement.

         7.04     Transfer of Member Interests.

                  (a) By Centerline. Centerline, unless a transfer is made under this Section 7.05(a), may not encumber, assign or otherwise transfer its Member Interests or any right or interest hereunder without the prior written consent of Oriole, which consent shall be in Oriole's sole and absolute discretion. Centerline acknowledges that, in entering into this Agreement, Oriole has bargained for the services specifically of Centerline, and therefor, Centerline agrees that Oriole may for any reason in Oriole's sole discretion, withhold its consent to any encumbrance, assignment or other transfer of any right, obligation or interest under this Agreement by

Centerline. Any encumbrances, assignments or other transfers, whether voluntary or involuntary, by operation of law, under legal process, by receivership, in bankruptcy or otherwise, without such prior written consent, shall be void and shall confer no rights whatsoever. The following shall be considered to be an assignment of this Agreement: (1) any change in control or majority voting power of Centerline, and (2) any transfer, assignment or hypothecation of any stock or interest in Centerline to any person or entity that is not a stockholder or interest holder of Centerline as of the date of this Agreement, in the aggregate in excess of twenty-five (25%) percent of such stock or interest as of the date of this Agreement.

                  (b) By Oriole. Oriole may encumber, assign or otherwise transfer its Member Interest or any right or interest under this Agreement (1) with the written consent of Centerline which shall not be unreasonably withheld or (2) without the prior written consent of Centerline, if Oriole remains liable for its obligations hereunder; provided, however, that Oriole may be released of all its obligations hereunder and without Centerline's consent encumber, assign or otherwise transfer any right or interest under this Agreement together with the sale or other transfer of the Property to an entity having a financial net worth substantially equal to or greater than that of Oriole as of the date hereof or to a lender on the Project, or to a general or limited partnership in which Oriole is a general partner having significant managerial responsibilities, or to a corporation in which Oriole owns, directly or indirectly, a majority of the stock or to any other business entity in which Oriole has significant managerial responsibilities.

         7.05 Put/Option Rights. In the event that Oriole receives the greater of (a) a return of all of its Capital Contributions in the company plus an Internal Rate of Return equal to twenty-five percent (25%) on its investment in the Company, or (b) Seven Million Eight Hundred Forty-One Thousand ($7,841,000) Dollars, then the following shall occur:

                  (a) Oriole shall have the right to sell its Member Interests to Centerline for One Hundred ($100) Dollars;

                  (b) Centerline shall have the right to buy the Member Interests of Oriole for One Hundred ($100) Dollars; and

                  (c) Upon either parties written notice that it has elected 7.05(a) or 7.05(b) above, the other party shall execute an Assignment and Assumption of Member Interests and such other documents as reasonably requested by the other party.

                                  ARTICLE VIII
                                 FISCAL MATTERS

         8.01 Books and Records. The Manager shall keep, or cause to be kept, full and accurate books and records of all transactions of the Company using such method of accounting as determined by the Manager in consultation with the Company accountants. All organizational records of the Company and other records required to be kept by the Company under the Law, shall, at all times, be maintained at the Company's record keeping office, and shall be open during ordinary business hours for inspection and copying upon the reasonable request and at the expense of the Members and their authorized representatives.

         8.02     Reports and Statements.

                  (a) Within forty-five (45) days after the end of each Fiscal Year, the Company shall, at its expense, cause to be delivered to the Members the following audited financial statements, which obligation may be satisfied by delivery to the Members of a copy of the Company's federal tax return:

                           (i)      A profit and loss statement for such period;
and

                           (ii)     A balance sheet of the Company as of the end
of such period.

                  (b) The Manager shall, at the expense of the Company prepare, or cause to be prepared, for delivery to the Members prior to the due date thereof (excluding extensions), all federal and any required state and local income tax returns for the Company for each Fiscal Year of the Company.

         8.03 Appointment of Tax Matters Partner. The Manager is hereby designated pursuant to Code Section 6231(a)(7) as the Company's Tax Matters Partner, and is responsible for acting as the liaison between the Company and the Internal Revenue Service ("Service"). The Tax Matters Partner shall have the duties of a tax matters partner as provided in the Code, in addition to such other duties as are provided under this Agreement. The Tax Matters Partner shall be reimbursed by the Company for all out-of-pocket expenses, costs and liabilities expended or incurred by the Tax Matters Partner in acting as the Company's Tax Matters Partner.

         8.04 Tax Status. Any provision hereof to the contrary notwithstanding, solely for United States federal income tax purposes, each of the Members hereby recognizes that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code. The parties intend that the Company be taxed as a partnership for United States income tax purposes. The parties intend that all special allocations be considered to have economic effect under the "qualified income offset" provisions described in section 1.704-1(b)(2)(ii)(d) of the Regulations. All questions of construction and interpretation shall be resolved consistently with that intent.

         8.05 Tax Elections. The Members shall from time to time determine whether or not to make or attempt to revoke any and all tax elections regarding depreciation methods and recovery periods, capitalization of construction period expenses, amortization of organizational and start-up expenditures, basis adjustments upon admission or retirement of Members, and any other federal, state, or local income tax elections.

                                   ARTICLE IX
                           DEVELOPMENT OF THE PROJECT

         9.01 Development Plan. Attached hereto as Exhibit "B", and made a part hereof, is the development plan ("Development Plan") for the Project which is hereby approved by Oriole, and which sets forth among other things, the detailed plan regarding the order, manner and method in which the Project shall be constructed, including, but not limited to all plans and specifications, designs, schedules, budgets and programs. The Development Plan may be amended or supplemented only upon the prior written approval of Oriole.

         9.02 Notification by Centerline; Development Plan. Within five (5) business days after Centerline becomes aware that the Development Plan must be revised for any reason whatsoever, and at such other times as may be agreed upon by Oriole and Centerline, Centerline shall furnish to Oriole a proposed revised Development Plan with explanation for the revisions for Oriole's review and approval.

         9.03 Project Schedule. Attached hereto as Exhibit "C", and made a part hereof, is the construction schedule ("Project Schedule") for the Project which is approved by Oriole, and which sets forth among other things, the detailed projections of construction commencement and completion dates for: (a) one hundred thirty-eight (138) residential housing units ("Residential Units");
(b) amenities for Residential Units and the Project ("Amenities"); and (c) the Project (the Residential Units and Amenities are sometimes referred to herein as, the "Improvements"). The Project Schedule may be amended or supplemented only upon the written approval of Oriole.

         9.04 Notification by Centerline; Project Schedule. Within five (5) business days after Centerline becomes aware that any action or performance shown on the Project Schedule will be delayed more than ten (10) days beyond the commencement or completion date that is specified for such action or performance, and at such other times as may be agreed upon by Oriole and Centerline, Centerline shall furnish to Oriole proposed additional or revised schedules with explanation for the deviations from the Project Schedule for Oriole's review and approval.

         9.05 Full Cost Development Budget. Attached hereto as Exhibit "D", and made a part hereof, is the budget ("Full Cost Development Budget") for the Project which is approved by Oriole, and which sets forth among other things Centerline's detailed projections of all projected costs and expenses of the Project, including, but not limited to the (a) development, construction, marketing, sales, allocated overhead and other expenditures; (b) sales absorption estimates; and (c) average sales prices for the Residential Units.

         9.06 Notification by Centerline; Full Cost Development Budget. Upon the earlier of (a) within three (3) business days after Centerline becomes aware that the projected cost to complete any line item (a) of Fifty Thousand ($50,000) Dollars or greater (on an annual basis) in the Full Cost Development Budget shall exceed two (2%) percent of the amounts budgeted for such line item, including but not limited to the budgeted cost of each individual Residential Unit, or (b) of less than Fifty Thousand ($50,000) Dollars in the Full Cost Development Budget shall exceed by Five Thousand ($5,000) Dollars of the amounts budgeted for such line item, or (c) at any time Oriole may request, Centerline shall furnish to Oriole proposed revised Full Cost Development Budgets with explanation for the deviations from the Full Cost Development

Budget for Oriole's review and approval. Centerline shall have no obligation to pay for any increase in the Full Cost Development Budget, but only so long as such increases were approved by Oriole in writing. In accordance with Section
6.01 hereof, Centerline shall be liable to Oriole for, and indemnify, defend and hold Oriole harmless against any and all unauthorized expenditures or incurrence of liability that Centerline makes in connection with the Project.

                                   ARTICLE X
                             FUNDING OF THE PROJECT

         10.01 Financing. Centerline has obtained (or will obtain) on behalf of the Company the necessary financing for the Project in accordance with the Full Cost Development Budget in the form of two (2) loans from City National Bank of Florida ("Lender"), one being an acquisition and development loan in the amount of Eleven Million Nine Hundred Seventy-Six Thousand Four Hundred ($11,976,400) Dollars ("A&D Loan") and the second being a construction loan in the amount of Ten Million ($10,000,000) Dollars ("Construction Loan") (collectively, the "Loans"). It is hereby agreed and acknowledged by and between Oriole and Centerline, that Craig Perry, Debra Perry, Stephen Margolis and Lori Margolis shall, if required by Lender, guaranty, jointly and severally, the full amount of both the A&D Loan and the Construction Loan. Centerline shall provide such guarantees as may be necessary to obtain such financing so that the financing is non-recourse to Oriole, Oriole's officers, directors, agents, employees, shareholders and partners thereof. In no event shall Oriole be obligated to guaranty the Loans. Centerline agrees to execute and deliver any and all other documents reasonably requested by Oriole or required by Lender in connection with the financing for the Project. Centerline will not accept any additional proposal for financing without first obtaining Oriole's consent. Centerline shall cause the Project to comply with the terms, covenants and provisions contained in any loan document or other agreement encumbering or affecting the Project or any security agreement now or hereafter encumbering or affecting the personal property located at the Project. A default (as that term is used in connection with the loan documents for each of the Loans) under the loan documents caused by Centerline shall be deemed to be a default under this Agreement. In the event of a default under the loan documents caused by Centerline thereby triggering a Default under Section 5.07, and Oriole shall cause that default to be cured, Centerline shall still be deemed to have defaulted under this Agreement and Oriole shall be entitled to enforce any and all remedies available to Oriole under this Agreement against Centerline; it being the intention of the parties hereto that Centerline shall not benefit from nor be the beneficiary of Oriole's curing of any default under the loan documents caused by Centerline. Centerline shall provide Oriole promptly with copies of all notices which may be received by Centerline from Lender.

         10.02 Construction Draw Procedure. The construction draw procedure under this Agreement shall be the same construction draw procedure as set forth in the loan documents for the A&D Loan and the Construction Loan.

                                   ARTICLE XI
                     SERVICES TO BE PERFORMED BY CENTERLINE

         11.01 General Services. The Company will plan, develop, market, construct and sell (including the closing of sales) the Residential Units comprising the Project and perform all necessary services and duties in connection therewith (or cause such services or duties to be rendered and performed by others). Centerline shall cause the Project to be developed, constructed, marketed and sold (a) substantially in accordance with the Development Plan, Project Schedule, plans and specifications for the Project ("Plans and Specifications") and Marketing Program (hereinafter defined) as approved by Oriole, and (b) in substantial compliance with the terms of the Full Cost Development Budget, except for variations from the Full Cost Development Budget approved in writing by Oriole; provided however, that Centerline shall be permitted to make expenditures which vary from the Full Cost Development Budget provided that the aggregate of all variances from the Full Cost Development Budget (as modified by Centerline and approved by Oriole, from time to time) shall not exceed a total of three percent (3%) of the aggregate expense set forth in the Full Cost Development Budget ("Permitted Variances"). It is expressly agreed that Centerline shall have no right or authority to take any action which is not in substantial compliance with the Development Plan, Project Schedule, Plans and Specifications and Marketing Program set forth in (a) above or to make any expenditure or take any action which will result in the expenditure of amounts in excess of those set forth in the Full Cost Development Budget, subject to the Permitted Variances, described in (b) above. In accordance with Section 6.01 hereof, Centerline shall be liable to Oriole for, and indemnify, defend and hold Oriole harmless against, any and all unauthorized expenditures or incurrence of liability that Centerline makes in connection with the Project.

         11.02 Approvals. Oriole acknowledges that the Company has obtained and that Centerline has provided evidence to the Oriole that the Company has procured proper zoning, land use and all other development approvals for the Project as well as approvals from all other units of federal, state and local government (and quasi-government) having jurisdiction over the Project in order to enable the Company to obtain building permits, including the final approval of the site plan, subject only to the payment of applicable building permit fees in the amounts as set forth in the Full Cost Development Budget. Centerline shall provide Oriole with at least ten (10) business days advance written notice of Centerline's intent to apply for, or to attend any hearing, in connection with, any and all zoning, land use and all other development approvals for the Project as well as approvals from all other units of federal, state and local government (and quasi-government) having jurisdiction over the Project sought by Centerline from the Effective Date through and including the completion of the Project and the sale and closing of the last Residential Unit. Centerline shall further furnish Oriole with copies of all correspondence between Centerline and all units of federal, state and local government (and quasi-government) in connection with approvals for the Project. Centerline shall provide proof and assurances to Oriole that such zoning approvals and permits have been, or will be, granted in a timely fashion so as to not materially and adversely affect the progress of the Project as set forth in the Project Schedule.

         11.03 Permits. Centerline shall undertake on behalf of the Company all actions as may be necessary to apply for, obtain, maintain in good standing and comply with all certificates, licenses, permits, laws, ordinances, orders, rules, regulations and requirements of federal, state and municipal governments, courts, departments, commissions, boards and officers, or other bodies exercising similar functions, which may be necessary for and/or applicable to the Project. Centerline shall provide Oriole with at least ten (10) business days advance written notice of Centerline's intent to apply for or pull any and all certificates, licenses or permits in connection with the Project, other than the building permits necessary for the construction of the Residential Units and the certificates of occupancy (or the equivalent thereof) necessary for Residential Unit purchaser's to occupy the same. Centerline shall further furnish Oriole with copies of all correspondence between Centerline and all units of federal, state and local government (and quasi-government) in connection with any and all certificates, licenses and permits for the Project sought by Centerline from the Effective Date through and including the completion of the Project and sale and closing of the last Residential Unit. Centerline shall promptly deliver to Oriole copies of all notices Centerline receives from any federal, state or local agency alleging non-compliance with any certificate, license or permit which was issued for the Project.

         11.04 Best Efforts. Centerline shall use its best efforts, and Centerline shall devote the requisite and sufficient amounts of time, in order to proceed continuously and diligently to do all things necessary to enable the Residential Units and the Project to be developed and constructed, and the Residential Units to be offered for sale and sold (and closed) in accordance with this Agreement, including but not limited to: (a) the Development Plan; (b) Project Schedule; (c) the Plans and Specifications; (d) the Full Cost Development Budget; and (e) the Marketing Program.

         11.05 General Contractor. Oriole acknowledges the Company is appointing Centerline Homes Construction, Inc., a Florida corporation ("CHC"), one of Centerline's affiliates, to act as the general contractor for the Company in carrying out the construction activities required under this Agreement. A copy of the construction contract that has been executed by and between the Company and CHC is attached hereto and made a part hereof as Exhibit "E". For the purposes of such activities, the Company and CHC shall have joint and several liability for all obligations under this Section 11 (in its entirety) and all references to Centerline in this Section 11 (in its entirety) shall be read as referring to both Centerline and CHC. The Company shall enter into an agreement with CHC, in a form satisfactory to Oriole, setting forth the obligations of CHC in accordance with this Section 11 (in its entirety). Centerline shall cause CHC to comply with all requirements to keep and maintain a general contractor's license under the laws of Florida. Any termination of Centerline as Manager under this Agreement shall also be a termination of CHC as the general contractor for the Project. The signature by CHC at the end of this
Section 11.05 shall be conclusive evidence that CHC has read, understands, acknowledges, consents to and agrees to be bound by, subject to and comply with the provisions of this Section 11.05.

           Centerline Homes Construction, Inc., a Florida corporation

                     By:
                        ----------------------------
                        Craig Perry, President

                    Date:
                         ----------------------------

         11.06 Subcontracts. Commencing from the Effective Date, all subcontracts for services or material shall be obtained through a competitive bidding process wherein the lowest responsible bidder shall be awarded the subcontract, and said subcontracts shall be in a form approved in writing by Oriole. Prior to commencing the bidding process, the Company shall submit to Oriole a list of subcontractors and materialmen it intends to provide with a bid package. Within ten (10) days following receipt of such list, Oriole shall have the right to add additional subcontractors and materialmen to the list by providing Centerline with the names Oriole wishes to add within the ten (10) day period. Centerline shall submit to Oriole for its approval all contracts awarded to the lowest responsible bidder, and any modifications addendum, amendments or change orders thereto, prior to execution by Centerline. Oriole shall not be required to execute any such contracts. All contracts with subcontractors and materialmen shall be in the form attached hereto as Exhibit "F". All subcontracts with design professionals shall include the addendum attached hereto as Exhibit "G", or incorporating in said contract similar terms.

         11.07 Employee and Supervision of Employees. Centerline shall employ, train, supervise and discharge such employees as are necessary for the development and management of the Project and the sale of the Residential Units in accordance with this Agreement. Centerline represents that the Full Cost Development Budget contemplates the Company employing all employees which are required to carry out the development and management of the Project and the sale of Residential Units in accordance with this Agreement.

         11.08 Administration. Centerline shall provide the administration and coordination of all work at the Project. Specifically, during the development and construction period, Centerline shall perform not less than the following:

                  (a) Centerline shall furnish or arrange for all consultants, skills, labor, materials, supplies, equipment, services, machinery, tools and other items of every description required for the prompt and efficient completion of the Residential Units, Amenities and the Project in a good and workmanlike manner. The selection and hiring of all consultants and subcontractors shall be subject to Oriole's prior approval, which shall not be unreasonably withheld nor delayed.

                  (b) Centerline shall cause to be constructed, in accordance with the Development Plan, Project Schedule, Full Cost Development Budget and Plans and Specifications, all of the Improvements as specified in the Plans and Specifications. With regard to model homes, any field changes or modifications to the Plans and Specifications during the course of construction of said model homes shall be noted on the Plans and Specifications, shall be approved and signed by the architect, and a copy delivered to Oriole for its records.

                  (c) Comply with each and every loan document that has been executed by the Company in connection with the Loans.

                  (d) As soon as reasonably possible after completion of the Improvements and all inspections of the same, Centerline shall submit to Oriole "as built" Plans and Specifications and a certificate of compliance executed by Centerline's appropriate state-licensed consultants (engineer, architect and/or landscape architect, etc.). The certificate of compliance shall certify such Improvements as substantially conforming to the Plans and Specifications.

                  (e) Cause construction and progress meetings to be held regularly (not less than once a month, or more frequently if requested by Oriole) to discuss such matters with Oriole such as procedures, progress, problems and scheduling.

                  (f) Supervise subcontractor activity daily at the Project including engaging, as a Project Expense (hereinafter defined), a Project construction supervisor who shall be at the Project daily.

                  (g) Maintain cost accounting records on authorized work performed under unit costs, additional work performed on the basis of actual costs of labor and materials or other work requiring accounting records.

                  (h) Collaborate in the processing and approval of submissions required by any unit of federal, state or local governmental agency.

                  (i) Submit draw requests and supporting documentation to the Oriole on a monthly basis for Oriole's approval for the payment of work performed at the Project, which such requests and documentation are contemplated to be submitted to Lender as loan construction draws.

                  (j) Perform such additional supervisory functions as Oriole reasonably deems necessary to accomplish the orderly and proper construction of the Project in accordance with this Agreement.

                  (k) Diligently prepare all necessary documents and instruments required for the posting of any bonds, letters of credit, deposits or other forms of security required by any federal, state or local governmental or quasi-governmental entities in connection with the Project, as well as the financing thereof, and further attempt to obtain timely reductions of such security during the development of the Project and the ultimate exoneration of such security when satisfied.

         11.09 Insurance. The Company shall obtain insurance in the form and content and from companies reasonably acceptable to Oriole for all risks regarding the Project as more fully set forth in Exhibit "H" attached hereto and made a part hereof. The Company shall renew annually said insurances. The cost of said insurances, any modification to said insurances and all renewals of said insurances shall be paid by the Company as a Project Expense. Centerline shall be obligated to investigate and make a full written report of all accidents or claims for damage relating to the ownership, operation and maintenance of the Project, including any damage or destruction to or at the Project and the estimated cost of repair, and cooperate with and make all reports required by any insurance company. Oriole, and not Centerline, shall have the right to vary or modify any portion of the insurance program all in the reasonable discretion of Oriole.

         11.10 Books and Records. Centerline shall cause the Company to maintain complete and accurate books, records and accounts of all costs and expenses incurred and all income and receipts received in connection with the Project. All such books and records of the Company which relate to the Project will be available for inspection and audit by Oriole or any of Oriole's authorized representatives, as a Project Expense, at all reasonable times during normal business hours. In the event of any inconsistency between Oriole's and Centerline's accounting books and records for the Project, Oriole's accounting books and records for the Project shall control.

         11.11 Operating Accounts. Centerline shall cause the Company to establish a commercial checking account ("Operating Account") at City National Bank of Florida or such other bank as Oriole may select ("Bank") in the name of the Company with copies of monthly statements of the same being forwarded directly to Oriole by Bank. Centerline is authorized, subject to the terms, conditions and provisions found elsewhere in this Agreement, to withdraw funds from the Operating Account on behalf of the Company for the purpose of making payment of Project Expenses and disbursements authorized herein; provided that such expenditures may only be made in accordance with the Full Cost Development Budget; provided further, that all such withdrawals will only be permitted with the signature of a representative of Oriole after a default by Centerline hereunder.

         11.12 Homeowner's Association. The Company shall cause to be formed a nonprofit community association ("POA"). In connection therewith, the Company has also caused to be prepared the declaration of covenants, conditions and restrictions ("Declaration"), articles of incorporation ("Articles") and bylaws ("Bylaws") of the POA (collectively, the "Documentation"). The POA and any and all additional non-profit community associations "Associations") shall be formed by the Company subject to the prior written consent of Oriole. The documentation in connection with any and all Associations, including declarations, articles of incorporation and bylaws shall be subject to the prior written approval of Oriole and no recording or filing shall be made with respect to the same in any public records or with any governmental agency, nor will such documentation be disseminated to the public, until Oriole's approval is obtained. Oriole acknowledges that Centerline has provided Oriole with a budget for the Association prepared by a qualified analyst. All costs incurred in connection with the foregoing shall be Project Expenses. Oriole and Centerline shall actively participate on the board of directors for the POA and all other Associations and Centerline shall submit to Oriole all meeting agendas, and within five (5) days from availability, the minutes of the meetings for a period commencing from the formation of the POA and any and all other Associations through one (1) year following the closing of the sale of the last Residential Unit that is part of the respective POA and Association. The Company shall appoint the maximum number of individuals permitted by law to serve as directors for the POA and all other Associations during the aforementioned time period. Of the total number of directors that the Company appoints, all but one (1) shall be named by Centerline and the remaining one (1) shall be named by Oriole. Oriole shall nevertheless have the right to approve all directors named by Centerline with such approval not to be unreasonably withheld. If Oriole elects however, to name more than one (1) director to the POA or any other Association after the execution of this Agreement, then Centerline shall cause the applicable number of those directors selected by Centerline to be appointed as a director to tender resignations within thirty (30) days after receiving written notice from Oriole that Oriole seeks to appoint additional directors, and upon said resignation, Oriole shall be entitled to appoint the applicable number of replacement directors. Centerline shall not make any commitments to the POA or any other Associations on behalf of the Company without Oriole's prior written approval.

         11.13 Compliance with Laws. Centerline, its employees, agents, and subcontractors shall comply with all laws (including, without limitation, the Florida Construction Lien Law), ordinances and regulations, permits, licenses and approvals obtained from any governmental or quasi-governmental entity in connection with the Project, including, but not limited to, the construction of the Improvements and the sales activities (including, without limitation, any required licensing of Centerline's salespersons).

         11.14 Notice of Defects and Deviation. Centerline shall notify Oriole in writing of any defect in any work performed by Centerline, its licensed professionals or its subcontractors, or any deviation from the Plans and Specifications of any Improvement, or any lack of diligence or breach by any subcontractor or materials supplier, or any signs discovered upon visual inspection which may indicate a possible defect within three (3) days after becoming aware of such defect, deviation, lack of diligence or breach. In addition, Centerline shall render to Oriole such reports as Oriole may reasonably request, with respect to the progress of work on the Project.

         11.15 Property Maintenance and Protection. During the term of this Agreement, the Company shall maintain the Property free of weeds, debris, pests and toxic or hazardous substances with the exception of what is legal, reasonable, sufficient and prudent to operate the necessary machinery and equipment to construct the Improvements. In addition, Centerline shall at all times reasonably protect the Project and all Improvements, whether or not completed, from being damaged by the work of Centerline or any subcontractor or other persons or causes, including, but not limited to, vandals and the elements.

         11.16 Protection from and against Liens. Centerline shall not suffer or permit to be enforced against the Property, or any part thereof, any mechanics', laborers', materialmen's, contractors', subcontractors' or any other liens, except to the extent caused solely by an Event of Default of Oriole, arising from or any claim for damages stemming from any work of construction or improvement in connection with the Project, or any other claim or demand (including stop notice demands) howsoever it may arise. Centerline shall pay or cause to be paid, and removed from the public records if recorded, all of said liens, claims and demands the earlier of: (a) within fifteen (15) days after the lien, claim or demand has been filed in the public records, or (b) before any action is brought to enforce them against the Property. Centerline hereby indemnifies and shall defend and hold Oriole and the Property free and harmless from all liability for any and all such liens, claims and demands, pursuant to
Section 6.01 hereof. Notwithstanding anything to the contrary contained in this Section, if Centerline shall in good faith contest the validity of any such lien, claim or demand, and if such lien, claim or demand is not the result of Centerline's negligence or breach of this Agreement, Centerline shall, as a Project Expense: (a) furnish to Oriole a surety bond, satisfactory to Oriole, in an amount equal to such contested lien, claim or demand indemnifying Oriole against liability for same, or (b) if Oriole shall request, Centerline shall procure and record the bond provided for by applicable law, freeing the Property from the effect of such lien, claim or demand or action thereon. Provided that the lien, claim or demand is not the result of Centerline's negligence or breach of this Agreement, Centerline shall, as a Project Expense, pay and satisfy any adverse judgment that may be rendered thereon before the enforcement thereof against Oriole or the Property. The provisions of this Section shall survive any termination of this Agreement.

         11.17 Performance Bond. It is hereby agreed and acknowledged between Oriole and Centerline that Craig Perry will be responsible for any guaranty required or requested in connection with the replacement or modification of that certain Three Million Four Hundred Thirty Thousand ($3,430,000) Dollar performance completion bond issued in connection with development of the Project.

         11.18 Shared Expenses. It is hereby acknowledged and agreed that certain expenses for the development of shared improvements with the ten (10) adjoining lots will be incurred by the Company. Oriole shall have the right to approve any such shared expenses and Centerline covenants to use its best efforts to obtain a fair allocation of such expenses with the adjoining property owner.

                                   ARTICLE II
                                RIGHTS AND DUTIES

         12.01 Inspections. Oriole shall have the right, but not the obligation, to inspect the progress and quality of all work performed by or under the supervision of Centerline in connection with the Project, to require the replacement of any defective or improper work and to instruct the Company to refuse payment of any funds until such matters have been remedied. Inspections by Oriole shall not in any manner constitute Oriole's approval or acceptance of the progress or quality of the work. The failure of Oriole to inspect shall not relieve Centerline of its duties under this Agreement.

         12.02 Nature of Oriole's Approval. The approval by Oriole of any plans, specifications, designs or other items relating to the Project or other matters relating to Centerline's performance pursuant to this Agreement shall be construed only as an approval of conformity of the same for the Project. Such approval by Oriole of such documents and other items will not be deemed approved for purposes of engineering, architectural, design, safety, structural, adequacy or compliance with laws or regulations. Oriole, by its approval of any item, assumes no liability or responsibility therefor, or for any defect in any Improvement made pursuant thereto. In the event that Oriole withholds its approval of any matter, and Centerline revises its request for approval to conform to Oriole's objections, such change shall not be considered a direction by the Oriole. Such revised request shall be deemed to be with the Centerline's consent unless Centerline expressly states in writing in its request that Centerline is not in agreement with the proposal, and Oriole acknowledges in writing that it is directing Centerline to act in the proposed manner. The requirements of this Section cannot be waived by Oriole except by a writing signed by Oriole.

                                  ARTICLE III
                           SALES AND MARKETING PROGRAM

         13.01 Creation of Marketing Program. Oriole and Centerline agree that it is in their mutual interest to create a high level of demand for the Residential Units through advertising and other means. Accordingly, a marketing program has been or shall be designed by Centerline, and approved by Oriole, which is intended to attract home buyers to the Project and which shall present an image commensurate with the quality and pricing of homes to be sold in the Project ("Marketing Program"). The initial approval and any change to the Marketing Program shall be subject to the written approval of Oriole. Centerline shall be responsible to make sure that the Marketing Program fully complies with all federal and state laws that are in effect during the term of the Project.

         13.02 Marketing Program Content. The Marketing Program shall including, but not be limited to, marketing, promotion and advertising services for the Project and Centerline shall cause the Company to make such expenditures in support thereof as Centerline shall deem appropriate, consistent with the Full Cost Development Budget. All decisions regarding the content of the Marketing Program and any expenditures thereon shall be approved by Oriole in writing.

         13.03 Implementation of Marketing Program. The implementation and execution of the Marketing Program shall commence promptly following the execution of this Agreement so that sales promotion and advertising activities can begin by the time specified by the Project Schedule. Any such program and all sales tools, including promotional, advertising material, disclaimer and disclosure programs, warranty programs, Centerline allowances and other public relations activities shall be subject to Oriole's prior review and approval. Oriole shall have the right at its election to designate who shall prepare any and all sales agreements or other documents necessary for the sales program.

         13.04 Exclusive Sales Agent. Centerline shall act as the exclusive sales agent for the sale of the Residential Units, and to the extent required by Florida law, shall keep and maintain a Florida Real Estate Broker's license. Centerline shall comply with all requirements under Florida law in connection with the marketing and sale of the Residential Units, and pursuant to Section
6.01 shall defend, indemnify and hold Oriole harmless from and against, any and all claims arising out of the brokerage activities. In the event Centerline shall be in Default (hereinafter defined) under this Agreement, Oriole may elect to remove Centerline as the sales agent and appoint some person or entity other than Centerline as the exclusive sales agent or as an additional, nonexclusive sales agent for the Project, and the cost of any new agent shall be deducted from the Full Cost Development Budget. Centerline shall employ a sales and marketing director, reasonably acceptable to Oriole, to oversee Centerline's sales responsibilities under this Agreement.

         13.05 Centerline's Role in Sales Activity. In addition to any duties relating to the sales of Residential Units set forth elsewhere in this Agreement, Centerline shall perform each of the following without additional compensation to that provided for in Section 5.06 hereof:

                  (a) Supervision of Sales Activity. Whether or not Centerline is acting as the exclusive sales agent, Centerline shall assign one of Centerline's employees experienced in residential sales to be responsible for managing the sales activity. Such person shall work on-site. Centerline shall ensure that all sales activities are supervised and conducted in a manner that complies with all applicable laws and regulations.

                  (b) Review and Execution of Sales Agreements. Salespersons shall be authorized only to obtain offers from prospective buyers of the Residential Units and shall have no authority to accept such offers or enter into binding agreements for the sale of the Residential Units. Centerline shall be responsible for reviewing each and every Sales Agreement (hereinafter defined), and each sale shall be effected using only those forms of Sales Agreements and other documents previously approved by Oriole. Attached hereto as Exhibit "I", and made a part hereof, is the form of sale agreement that has been approved by Oriole ("Sales Agreement").

                  (c) Closing Instructions. The persons who are authorized to sign sales agreements on behalf of the Company also shall be authorized to execute closing instructions on behalf of the Company to effectuate the closing of sales of the Residential Units to buyers; provided however, that the form of closing instructions to be used shall be substantially similar to the master closing instructions executed by the Company prior to the closing of the first Residential Unit in the Project. The master escrow instructions shall be prepared by Larry A. Rothenberg, P.A ("Escrow Agent") and shall set forth, among other things, sales incentives, tax prorations, sales commissions and all other disbursements to be made upon the closing of each Residential Unit and shall specifically designate the individuals who the Company has authorized to execute closing instruments on the Company's behalf. The closing agent for all sales of Residential Units shall be Escrow Agent. All title insurance policies to be issued in conjunction with the Project shall be issued by a title company selected by Escrow Agent. Escrow Agent shall not be entitled to any fees for and in connection with the closings of Residential Units other than those closing fees built into the Sales Agreements as closing costs to be paid by the Residential Unit purchasers.

                  (d) No Commissions. Whether or not Centerline is serving as the exclusive sales agent for the Residential Units, Centerline shall be entitled to no commissions or other compensation in connection with its activities performed pursuant to this Agreement with respect to sales. If employees of Centerline are assigned as salespersons on-site, however, either because Centerline is designated as the exclusive sales agent or otherwise, such employees, if properly licensed, shall be entitled to receive commissions from sales of Residential Units in accordance with such schedule of sales commissions as is approved by Oriole in writing.

                  (e) Sales Representations. Centerline and any sales persons shall be authorized only to make representations concerning the Project or sale of the Residential Units that are approved by in writing Oriole. Centerline shall be responsible for closely monitoring the activities and performance of all salespersons and shall be responsible for, and pursuant to Section 6.01 shall indemnify, defend and hold Oriole harmless against, any unauthorized representations that they make.

                                   ARTICLE IV

                         COST, EXPENSES AND COMPENSATION

         14.01 Operating Expenses. All costs of developing, constructing, marketing and selling the Improvements and the Project in accordance with the Full Cost Development Budget and all legal and accounting costs of Oriole incurred in connection with the transactions related to this Agreement shall be paid by the Company as Project expenses ("Project Expenses"). Subject to the provisions of this Agreement, Centerline shall be entitled to a management fee in accordance with the Full Cost Development Budget. In the event, however, that sufficient funds are not budgeted to pay such costs and there is insufficient cash to pay budgeted items due to slow sales or closings or for any other reason whatsoever, Centerline will immediately notify Oriole.

         14.02 Centerline Compensation. As consideration for its services, Centerline shall be entitled to those payments specified in the Full Cost Development Budget. Except as otherwise provided in the Full Cost Development Budget or herein, neither Centerline nor any of its Affiliates shall be entitled to any compensation for its services to be provided hereunder, or to any payment for any goods to be provided by Centerline or its Affiliates. Centerline hereby agrees that neither it nor any of its Affiliates shall solicit or accept any rebates, kickbacks, set-offs, or other payments from any other party by or with respect to any goods or services provided for the benefit of the Project. Any and all goods provided by Centerline or its Affiliates for the Project shall be sold to the Company at the cost for such goods paid by Centerline or its Affiliates. Notwithstanding any language contained herein to the contrary, Centerline shall have earned payment under this Section 14.02 and shall be entitled to the same only in the event Centerline successfully meets the cumulative distributions to Oriole for the Project on a quarterly basis as set forth in the performa previously provided to Oriole as part of the Full Cost Development Budget ("Net Margin Requirement"). A determination of whether or not Centerline has satisfied the Net Margin Requirement shall be made on the fifteenth (15th) day of each quarter ("Determination Date") commencing on the second quarter immediately following the execution of this Agreement; it being the intention of Oriole and Centerline that the Net Margin Requirement shall not apply to the first quarter immediately following the execution of this Agreement. In the event Centerline fails to meet the Net Margin Requirement on any given Determination Date, then Centerline shall have earned, and only be entitled to fifty (50%) percent of the payment otherwise payable under this
Section 14.02; provided however, the unpaid fifty (50%) percent of the payment Centerline would have otherwise been entitled to under this Section 14.02 if Centerline had satisfied the Net Margin Requirement shall accrue until, and be payable upon, Centerline satisfying the Net Margin Requirement on any subsequent Determination Date during the time that Centerline is the Manager of the Company.

                                   ARTICLE V
                            REPORTING AND MONITORING

         15.01 For as long as Oriole is a Member of the Company, Centerline shall provide Oriole with the following reports:

                  (a) A weekly summary of sales and traffic at the Project.

                  (b) A monthly sales and marketing report detailing sales traffic at the Project, a list of Residential Units sold and Residential Units under construction.

                  (c) A monthly color-coded site plan showing all Residential Units to be sold which also identifies all Residential Units sold and under construction in one color and all Residential Units sold and closed in another color.

                  (d) A monthly balance sheet for Oriole.

                  (e) A monthly and year to date income statement and operating cash flow statement for Oriole, as well as, any and all tax information regarding the Project.

                  (f) A quarterly comparison of the original Full Cost Development Budget to the combination of actual costs incurred and the projected costs to complete the Project.

                  (g) A quarterly production report detailing the status of the construction of Residential Units at the Project. Centerline shall promptly notify Oriole of any variance in the Full Cost Development Budget to the extent there is a variance of more than Fifty Thousand ($50,000) Dollars in the aggregate of expenses from that set forth in the Full Cost Development Budget.

                  (h) A monthly list of aged accounts payable.

                  (i) A year-end analysis of all of the reports required under this Section. At the request of Oriole, all such reports shall be audited by an independent accounting firm selected by Oriole to be paid as Project Expenses.

                  (j) Quarterly written report detailing the status of bonds, letters of credit, deposits or such other items of security which may have been pledged for the development of the Property, the Project or construction of the Improvements.

                                   ARTICLE VI
                                    INSURANCE

         16.01 Centerline's Insurance. Centerline shall cause the Company to maintain as a Project Expense, at all times during the term of this Agreement, and for such additional periods as are hereinafter described, with insurance companies licensed to do business in Florida, with rating classifications of "A" or better and financial size category ratings of "VII" or better according to the latest addition of the A.M. Best Company Key Rating Guide, and acceptable to Oriole, insurance coverages in the amounts and to the extent described in Exhibit "J" attached hereto and made a part hereof. Any deviation from the insurance requirements of this Section 16 (in its entirety) can only be approved in writing by Oriole. This provision cannot be waived except in writing by Oriole.

         16.02 Subcontractors' Insurance. Centerline shall cause all subcontractors, materialmen and other persons engaged to perform work required by Centerline under to this Agreement to maintain at their expense, insurance coverages in the amounts and to the extent described in Exhibit "K" attached hereto and made a part hereof, and shall be required to be included in each such subcontract. Centerline shall provide Oriole evidence of such insurance coverages in the form and manner acceptable to Oriole prior to the commencement of any work by such subcontractors.

         16.03 Professional Liability Insurance. Centerline shall cause all architects, engineers, surveyors, consultants and other design professionals engaged by Centerline to perform services for the Project to maintain, at their expense, insurance coverages in the amounts and to the extent described in Exhibit "L" attached hereto and made a part hereof, and shall be required to be included in each such design professional's contract. Centerline shall provide Oriole evidence of such insurance coverages in the form and manner acceptable to Oriole prior to the commencement of any work or the performance of any services by such professional in connection with the Project.

         16.04 Project Insurance. From the commencement of construction of the Improvements throughout the Term of this Agreement, and for such additional periods as are hereinafter described, the Company shall maintain, as a Project Expense, and with companies with rating classifications of "A" or better and financial size category ratings of "VII" or better according to the latest edition of the A.M. Best Key Rating Guide, and acceptable to Oriole, "all risk" or "special form" property insurance ("completed value" form), and coverage for the perils of earth movement and earthquake, and if the Project is in a flood area, the perils of water damage, mud slide and flood. Such insurance shall include "course of construction" coverage in an amount at all times equal to the full replacement value of the Improvements and shall extend coverage for completed Improvements until such time as property coverage is provided by the purchaser. Any deductible amount under such insurance shall not exceed Twenty Five Thousand ($25,000) Dollars.

         16.05 Insured Interests and Additional Insured. All policies of insurance required to be maintained by the Company, Centerline and its Subcontractors pursuant to this Agreement, with the exception of Workers' Compensation, Employer's Liability and Automobile Liability policies, shall name Oriole, any governmental entity requesting coverage and any third party lenders as additional insureds. Oriole shall be provided the same extent of coverage as provided to Centerline. All endorsements effecting such additional insured status shall be acceptable to Oriole.

         16.06 Failure to Maintain Insurance. If the Company, Centerline or its subcontractors, architects, engineers, consultants or others engaged to perform work under to this Agreement fail to maintain any insurance required by this Agreement, Centerline shall be liable for all losses and costs resulting from said failure. In the event the Company, Centerline or any of its subcontractors fail to secure or maintain any policy of insurance required, Oriole may, at its sole discretion and without obligation to do so, secure such policy of insurance in the name of and for the account of the Company, Centerline or other person or entity, and Centerline shall pay the cost thereof, or Oriole may offset such cost from sums otherwise due Centerline. If Oriole chooses to exercise this option, Centerline shall cooperate fully with Oriole in effecting the policy, including, but not limited to, completing or causing others to complete any required application, making contacts with the insurer and other parties on behalf of Oriole and supplying any relevant information and documentation.

         16.07 Evidence of Insurance. Prior to the execution of this Agreement, Centerline shall have furnished to Oriole either: (a) the original or a certified copy of each insurance policy required to be in force upon the commencement of this Agreement, bearing notations evidencing the payment of premiums and an endorsement showing the required additional insureds; or (b) a certificate of the insurance accompanied by an endorsement showing the required additional insureds satisfactory to Oriole in substance and form, certifying the issuance and effectiveness of such policy in the amount of coverage afforded thereby and certifying that the policy shall not be canceled without thirty (30) days prior written notice to additional insureds, accompanied by a copy of such policy as soon as available, but prior to the commencement of any work on the Project by Centerline or its subcontractors. Throughout the Term of this Agreement, Centerline shall furnish Oriole with the documentation described in the preceding sentence (a) with respect to the insurance first obtained after the date of this Agreement, within thirty (30) days after such insurance is first obtained, and (b) evidencing renewal of all insurance required to be maintained by Centerline pursuant to this Agreement not less than thirty (30) days prior to the expiration of the insurance. Oriole's lack of objection to Centerline's failure to provide the information as required by this Section, or to Centerline's failure to comply with the insurance requirements of this Agreement, shall not constitute waiver of such requirements. Any waiver of such requirements must be in writing signed by Oriole.

         16.08 Mutual Release and Waiver of Subrogation. Oriole and Centerline for themselves and to the extent legally possible for them to do so, on behalf of their insurers, hereby waive and release each other from any liability for any loss or damage to the other, or loss of their property located upon the Project, which loss or damage is of the type covered by the insurance required to be maintained by it hereunder, irrespective of any negligence on the part of Oriole or Centerline which may have contributed to or caused such loss. Centerline shall obtain for the benefit of Oriole a waiver of any right of subrogation which the insurer of such insured parties may acquire against Oriole by virtue of the payment of any such loss covered by such insurance. In the event that Centerline is by law, statute or governmental regulation unable to obtain a waiver of the right of subrogation for the benefit of Oriole, then, during any period of time when such waiver is unattainable, Centerline shall be deemed not to have released any subrogated claim of its insurance carrier against Oriole, and during the same period of time Centerline shall be deemed not to have released the insured party who has been unable to obtain such waiver from any claims they or their insurance carriers may assert which otherwise would have been released pursuant to this Section. In the event that Centerline is unable to obtain such waiver of the right of subrogation for the benefit of Oriole, Centerline shall, within thirty (30) days of receiving notice of such inability, give Oriole written notice of such inability. To the extent commercially reasonable to do so, the parties will endeavor to use the insurance coverages provided herein to the maximum extent such coverages are applicable for any damage or loss.

         16.09 Right to Modify Insurance Requirements. Oriole reserves the right from time to time to modify the insurance requirements contained in this Agreement, and to require Centerline to obtain additional or more extensive coverages as may appear reasonable to Oriole. Oriole shall give written notice to Centerline of changed requirements and Centerline shall make all reasonable efforts to comply with such requirements.

                                  ARTICLE VII
                                   DISSOLUTION

         17.01 Dissolution. The Company shall be dissolved only upon the occurrence of any of the following:

                  (a) The sale of all or substantially all of the assets of the Company;

                  (b) The written election by the Manager and the Required Vote of the Members that the Company should be dissolved; or

                  (c) The date on which the Company is required to be dissolved under the Law.

         17.02     Wind-Up of Affairs.

                  (a) Upon dissolution, the Members shall proceed with dispatch and without any unnecessary delay to sell or otherwise liquidate the Company's assets. The Capital Account of each Member shall be determined. Profits or Losses to the date of termination, including realized profits or losses arising from a sale of all of the assets of the Company (whether or not recognized for Federal income tax purposes), and unrealized profits and losses on any assets to be distributed in kind (determined as if such assets had been sold by the Company for prices equal to their respective fair market value) shall be allocated as set forth in Article IV and credited or charged to the Capital Accounts of the Members. After paying or duly providing for all liabilities to creditors of the Company, the Members shall distribute the net proceeds and any other liquid assets of the Company among the Members in the manner hereinafter set forth:

                           (i)      First, to the expenses of any such sale or
disposition;

                           (ii)     Next, to the payment of just debts and
liabilities of the Company (including all amounts of any principal or interest payable with respect to any loans from Members), in the order of priority as provided by the Law;

                           (iii)    Next, to the establishment of any reserve
that the Manager may deem reasonably necessary for any contingent or unforeseen liabilities and other obligations of the Company or of the Members arising out of or in conjunction with the Company's affairs;

                           (iv)     Next, one hundred percent (100%) to Oriole,
until Oriole has received the greater of (a) a return of all of its Capital Contributions in the Company plus an Internal Rate of Return equal to twenty-five percent (25%) on its investment in the Company, and (b) Seven Million Eight Hundred Forty-One Thousand ($7,841,000) Dollars;

                           (v)      Next, one hundred percent (100%) to
Centerline; and

                           (vi)     Finally, to the Members, an amount equal to
their then existing positive Capital Account balances, as determined after taking into account all Capital Account adjustments for the Company's taxable year during which such liquidation occurs.

                  (b) The wind-up of the affairs of the Company shall be conducted exclusively by the Manager, which is hereby authorized to do any and all acts and things authorized by law for such purposes. In liquidating the assets of the Company, all tangible assets of a saleable value shall be sold at such price and terms as the Manager in good faith determines to be fair and equitable. Any partnership, corporation or other entity in which all or any of the Members are in any way interested may purchase such assets at such sale. It shall not be necessary to sell any intangible assets of the Company. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Company to minimize the losses normally occurring upon a liquidation.

                  (c) If any assets of the Company are to be distributed in kind, such assets shall be distributed on the basis of the then fair market value thereof (after adjusting the Capital Accounts of all Members for any unrealized gain or loss inherent in such property, as set forth above). The fair market value shall be determined by the Manager, or, if requested by the Members, by an independent appraiser who shall be selected by agreement of the Manager and the Required Vote of the Members. In the discretion of the Manager, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article XVII may be:

                           (i)      Distributed to a trust established for the
benefit of the Members solely for the purposes of liquidating Company property, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Manager in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Article XVII; or

               (ii) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to allow for the collection of the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

         The portion of the distributions that would otherwise have been made to each of the Members that is instead distributed to a trust or withheld to provide a reserve pursuant hereto shall be determined in the same manner as the expense or deduction would have been allocated if the Company had realized an expense equal to such amounts immediately prior to distributions being made pursuant to this Article XVII.

         17.03 Termination. The Company shall terminate when all Company assets shall have been disposed of.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         18.01 Amendments. This Agreement may be amended at any time with the written consent of Oriole and Centerline.

         18.02 Notices. Any notice required or permitted to be delivered to any Member under the provisions of this Agreement shall be deemed to have been duly given (a) upon hand delivery thereof, (b) upon telefax and written confirmation of transmission, (c) upon receipt of any overnight deliveries, or
(d) on the third (3rd) business day after mailing United States registered or certified mail, return receipt requested, postage prepaid, addressed to each Member as set forth on Schedule A hereto or at such other address, or to such other Person and at such address for that Person, as any Member shall designate in writing to the other Members in the manner hereinabove set forth.

         18.03 Agency. Except as provided herein, nothing herein contained shall be construed to constitute any Member hereof the agent of any other Member hereof or to limit in any manner the Members in the carrying on of their own respective businesses or activities. Any Member may engage in and/or possess any interest in other business ventures of every nature and description, independently or with others, whether existing as of the date hereof or hereafter coming into existence; and neither the Company nor any Member hereof shall have any rights in or to any such independent ventures or the income or profits derived therefrom.

         18.04 Further Assurances. The Members will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

         18.05 Headings. The headings of the various sections of this Agreement are intended solely for convenience of reference, and shall not be deemed or construed to explain, modify or place any construction upon the provisions hereof.

         18.06 Successors and Assigns. This Agreement and any amendments hereto shall be binding upon and, to the extent expressly permitted by the provisions hereof, shall inure to the benefit of the Members, their respective heirs, legal representatives, successors and assigns.

         18.07 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, and agreed upon venue, to the extent permitted by law, shall be Palm Beach County, Florida. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations of the jurisdictions in which the Company does business.

         18.08 Entire Agreement. This Agreement sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the Company, the Company business and the Company assets, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, except as set forth herein.

         18.09 Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

         18.10 Gender. Wherever the context requires, any pronoun used herein may be deemed to mean the corresponding masculine, feminine or neuter in form thereof and the singular form of any nouns and pronouns herein may be deemed to mean the corresponding plural and vice versa as the case may require.

         18.11 Remedies. Each of the Members acknowledges and agrees that in the event that a Member shall violate any of the restrictions or fails to perform any of the obligations hereunder, the Company or the other Members will be without adequate remedy at law and will therefore be entitled to enforce such restrictions or obligations by temporary or permanent injunctive or mandatory relief obtained in an action or proceeding instituted in any court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies it may have at law or in equity. All rights and remedies of the parties pursuant to this Agreement are cumulative with one another and with any other rights or remedies which may be available under applicable law, and the exercise or failure to exercise any right or remedy shall not preclude the exercise of that right or remedy at other times or of any other right or remedy at any time.

         18.12 Litigation. If the Company or any party hereto is required to engage in litigation against any other party hereto, either as plaintiff or as defendant, in order to enforce or defend any rights under this Agreement, and such litigation results in a final judgment in favor of such party ("Prevailing Party"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorneys' fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder.

         18.13 No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other Person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

         18.14 No Recordation. Neither this Agreement nor any memorandum thereof shall be recorded amongst the public records of any governmental authority without the prior written consent of the Manager.

         18.15 Foreign Person Withholding. Each Member hereby represents and warrants that the Company shall comply with all reporting and withholding requirements imposed with respect to "foreign persons," as defined in the Code, and any Member that is a foreign person shall be obligated to contribute to the Company any funds necessary to enable the Company (to the extent not available out of such Member's share of Available Cash) to satisfy any withholding obligations. In the event any Member shall fail to contribute to the Company any funds necessary to enable toe Company to satisfy any withholding obligation, the Manager shall have the right to offset against any payments due and owing to such Member, or its Affiliates, the amounts necessary to satisfy such withholding obligation, or, in the event the Company shall be required to borrow funds to satisfy any withholding obligation by reason of a Member's failure to contribute such funds to the Company, the Manager shall have the right to offset against said Member's present and future distributions, an amount equal to the amount so borrowed plus the greater of (a) the Company's actual cost of borrowing such funds, or (b) the amount borrowed, multiplied by the Stipulated Rate.

         18.16 Legal Representation. The Company may retain one or more legal counsel ("Law Firm"), from time to time, to represent the Company on specified matters and the Members hereby recognize and acknowledge that representation of the Company shall not establish any attorney-client relationship between the Members and the Law Firm. It is further expressly acknowledged and agreed by the Members, that any Law Firm representing the Company may also represent a Member or any Affiliates of a Member.

         18.17 Confidentiality and Restrictions on Disclosure. Neither Oriole nor Centerline shall, unless Oriole or Centerline has obtained the prior written consent of the other, release, publish, distribute or otherwise disclose, and shall not authorize or permit any person or entity to release, publish, distribute or otherwise disclose, any information regarding the financial arrangement between Oriole and Centerline under this Agreement nor the market studies prepared for the Project; provided however, Centerline recognizes and acknowledges that Oriole is a publicly held company, and as such, is subject to certain federal and state auditing and securities laws that will require the disclosure and dissemination of information that might otherwise not be permitted under this Paragraph. Centerline specifically consents and agrees to Oriole's disclosure and dissemination of the information required by federal and state law auditing and securities laws, provided that said information is disclosed and disseminated in connection said federal and state law requirements. All publicity with respect to this Agreement and Project shall be coordinated, approved and released through Oriole.

         18.18 Non-Compete Agreement. Centerline shall devote its best efforts, attention and energies to the planning, development, construction and marketing of the Project as well as the planning, development, construction, marketing and sale of Residential Units comprising the Project at all times during the Non-Competition Time Period (hereinafter defined). During the Non-Competition Time Period, Centerline, Craig Perry and Stephen Margolis ("Centerline Principals") shall not, directly or indirectly, engage in, or have any interest in any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, consultant, investor or similar position) that engages in the acquisition, development, construction, marketing, sale and/or rental of single family homes ranging in size between 3,000 and 5,000 square feet and with a base price between $400,000 and $600,000 (excepting the existing Black Diamond development, any fees for services for construction barns or homes on the adjoining property and any custom homes constructed by Centerline Homes, Inc. custom homes division which at any one time will not exceed four [4] homes in the aggregate) ("Competing Developments"): (a) within a five (5) mile radius of the Project ("Non-Compete Zone"); and, (b) for the time period being the earlier to occur of (i) December 31, 2004, or (ii) one hundred (100) Residential Units are under binding Sales Agreements and/or have closed ("Non-Competition Time Period"). Notwithstanding anything to the contrary contained hereinabove, Centerline and the Centerline Principals shall be permitted during the Non-Competition Time Period to enter into and close on contracts for the acquisition of raw land within the Non-Compete Zone as well as commence the governmental approval process for any and all necessary governmental approvals, permits, licenses, consents and the like (collectively, "Approvals"), prior to the expiration of the Non-Competition Time Period even if the Approvals are for Competing Developments.

         18.19 Other Projects. Subject to the general provisions and restrictions set forth elsewhere in this Agreement, both Oriole and Centerline may acquire, develop, construct, operate and manage other real estate (or any one or more of the foregoing) on its own behalf or on behalf of any other person or entity during the term hereof. Notwithstanding the existence of this Agreement, subject to the provisions and restrictions set forth in this Agreement, Oriole and Centerline may engage in any activity it chooses, without having or incurring any obligation to offer any interest in such activities to the other. Subject to the provisions and restrictions set forth in this Agreement, neither this Agreement nor any activity undertaken pursuant hereto will prevent Oriole or Centerline from engaging in such activities or require Oriole or Centerline to participate in such activities of the other, and, as a material part of the consideration for Oriole's and Centerline's execution of this Agreement, Oriole and Centerline hereby waives, relinquishes and reserves any such right or claim of participation, subject to the provisions and restrictions set forth in this Agreement. Centerline will not be required to spend all of its time in the performance of its duties hereunder, but rather will spend such time as is reasonably necessary to satisfy its obligations hereunder and to successfully complete the Project. Notwithstanding the foregoing, Centerline shall not participate, directly or indirectly, in any project or endeavor which would materially and adversely affect the success or viability of the Project or render it unable to completely fulfill its obligations under this Agreement.

         18.20 Affiliate Transactions. In the performance of its duties hereunder, Centerline may retain, employ or contract with or on behalf of the Company, any affiliate, subsidiary or other related person or entity for the furnishing of materials or services in connection with the Project; provided however, that the terms of any such agreement shall be (a) approved in writing in advance by Oriole, and (b) at least as favorable to the Company as would be obtained by Centerline in a comparable arm's length transaction with a person or entity other than Centerline's affiliate, subsidiary or other related person or entity.

         18.21 Approval Procedure. Oriole shall notify Centerline of Oriole's approval or disapproval of each item submitted for Oriole's approval within ten
(10) business days from Oriole's receipt thereof. Upon Oriole's approval, one copy of each approved document bearing Oriole's endorsement shall be returned to Centerline. No approval shall be effective unless it is in writing and specifically refers to the matter being approved. In the event Oriole fails to notify Centerline of Oriole's approval or disapproval of an item within a required period, Oriole shall be deemed to have disapproved such item at the expiration of such period.

         18.22 Centerline's Related Party Indemnity Obligation. Centerline Homes, Inc., a Florida corporation, Centerline Homes Construction, Inc., a Florida corporation, Craig Perry and Stephen Margolis (together, the "Centerline Related Parties") shall indemnify, defend and hold harmless Oriole, its lenders and each of their respective officers, directors, affiliates, agents, employees, licensees, invitees and contractors against all "claims" (as defined in Section 6.01) which Centerline is responsible for under this Agreement to the extent such claims are not fully satisfied by Centerline. Centerline and the Centerline Related Parties acknowledge that Oriole shall have the right to join the Centerline Related Parties in any action or legal proceeding brought by Oriole against Centerline and to enforce the obligations of the Centerline Related Parties set forth herein in such action or legal proceeding, it being expressly understood and agreed that Oriole will not have to wait to pursue the Centerline Related Parties until after a final judgement against Centerline is obtained. Centerline Related Parties surrender any and all defenses based on principles of guaranty or suretyship law, it being the purpose and intent of this Agreement that the respective obligations of the Centerline and the Centerline Related Parties, as such are set forth in this Agreement and subject to the conditions set forth in this Section 18.22, are absolute and unconditional under all circumstances. The provisions of this Section shall survive any termination of this Agreement.

         18.23 Centerline's Individual Guaranty. The Centerline Related Parties hereby agree to guaranty the repayment of the Default Loans and any other obligations of Centerline to Oriole under this Agreement.

         18.24 Key Man Insurance. Oriole may, but shall not be obligated to, obtain and maintain in full force and effect, life insurance policies on the life of Craig Perry and Stephen Margolis ("Key Men"), in such amounts as Oriole, from time to time, shall deem appropriate ("Key Man Life Insurance Policies"), with the cost of the same being a Project Expense. The

Key Men shall take such actions, including submitting to medical examinations, as shall be required for Oriole to obtain and maintain such Key Man Life Insurance Policies. Oriole shall be the sole owner of the Key Man Life Insurance Policies issued to it, and shall have the sole right in and to, with Centerline have no right or claim in or to, any and all proceeds paid in connection therewith. The provisions of this Section shall survive any termination of this Agreement.

         18.24 Allowed Fees. Notwithstanding the foregoing and the provisions of Section 5.06 of this Agreement, Centerline shall be entitled to earn a land development fee not to exceed seven and one-half percent (7.5%) of the value of the services performed from third parties for infrastructure improvements to the ten (10) lots owned by Southeast Reclamation Corp. that are contiguous to the Property.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

                                INITIAL MEMBERS:

                                OH INVESTMENTS II, INC., a Florida corporation


                                By:
                                    ------------------------------------------
                                Name:
                                     -----------------------------------------
                                Title:
                                      ----------------------------------------


                                CENTERLINE HOMES AT THE EQUESTRIAN CLUB, INC., a Florida corporation


                                By:
                                    ------------------------------------------
                                Name:
                                     -----------------------------------------
                                Title:
                                      ----------------------------------------

                                CENTERLINE RELATED PARTIES:

                                CENTERLINE HOMES, INC., a Florida corporation


                                By:
                                    ------------------------------------------
                                Name:
                                     -----------------------------------------
                                Title:
                                      ----------------------------------------


                                CENTERLINE HOMES CONSTRUCTION, INC., a
                                Florida corporation

                                By:
                                    ------------------------------------------
                                Name:
                                     -----------------------------------------
                                Title:
                                      ----------------------------------------


                                 ---------------------------------------------
                                 Craig Perry



                                 ---------------------------------------------
                                 Stephen Margolis

                                   SCHEDULE A

                                     MEMBERS

                                               MEMBER                CAPITAL
NAME & ADDRESS                               PERCENTAGE           CONTRIBUTIONS
--------------                               ----------           -------------
OH INVESTMENTS II, INC.                         50%               $5,000,000.00
1690 South Congress Avenue, Suite 200
Delray Beach, FL  33445

CENTERLINE HOMES AT
THE EQUESTRIAN CLUB, INC.                       50%
12534 Wiles Road
Coral Springs, Florida 33076
Attention:  Craig Perry

                              SCHEDULE OF EXHIBITS

EXHIBIT "A" - Legal Description
EXHIBIT "B" - Development Plan
EXHIBIT "C" - Project Schedule
EXHIBIT "D" - Full Cost Budget Development
EXHIBIT "E" - Construction Contract
EXHIBIT "F" - Form of Subcontractor and Materialmen Contract
EXHIBIT "G" - Form Addendum to Design Professional Subcontract
EXHIBIT "H" - Risk Insurance
EXHIBIT "I" - Form of Sales Agreement
EXHIBIT "J" - Centerline's Insurance
EXHIBIT "K" - Subcontractors' Insurance
EXHIBIT "L" - Professional Liability Insurance